Exhibit 10.1

Execution Copy

SHARE PURCHASE AGREEMENT

DATED AS OF JUNE 8, 2007

AMONG

WESTINGHOUSE AIR BRAKE TECHNOLOGIES CORPORATION,

RICON ACQUISITION CORP.,

RICON CORP.,

CGW SOUTHEAST PARTNERS IV, L.P.,

AND

WILLIAM L. BALDWIN

TABLE OF CONTENTS

ARTICLE I SALE AND PURCHASE OF THE SHARES; CANCELLATION OF OPTIONS	1

1.1 SALE AND PURCHASE OF SHARES; CANCELLATION OF OPTIONS	1
1.2 PURCHASE PRICE	2
1.3 PURCHASE PRICE ADJUSTMENT	4
1.4 SELLERS’ REPRESENTATIVE.	7

ARTICLE II THE CLOSING; ACTIONS AT CLOSING	9

2.1 CLOSING	9
2.2 CLOSING DELIVERIES	10

ARTICLE III REPRESENTATIONS AND WARRANTIES	10

3.1 REPRESENTATIONS AND WARRANTIES ABOUT THE RICON COMPANIES	10
3.2 REPRESENTATIONS AND WARRANTIES OF THE SELLERS	32
3.3 REPRESENTATIONS AND WARRANTIES OF BUYER	33

ARTICLE IV CONDUCT AND TRANSACTIONS PRIOR TO, AT AND AFTER CLOSING	35

4.1 ANTITRUST NOTIFICATION; CONSENTS OF REGULATORY AUTHORITIES.	35
4.2 AGREEMENTS AS TO EFFORTS TO CONSUMMATE.	36
4.3 BOOKS AND RECORDS	36
4.4 PUBLIC ANNOUNCEMENTS.	36
4.5 DIRECTORS’ AND OFFICERS’ INDEMNIFICATION	36
4.6 TRADE SECRETS AND CONFIDENTIAL INFORMATION	37
4.7 TAX MATTERS	38
4.8 ENVIRONMENTAL PERMITS	40
4.9 DISCHARGE OF LIENS AND ENCUMBRANCES; FORGIVENESS OF BALDWIN DEBT; TERMINATION OF CERTAIN AGREEMENTS	40
4.10 EMPLOYEE BENEFITS	40
4.11 NONCOMPETITION	41
4.12 SECTION 382 STUDY	42

ARTICLE V CONDITIONS OF CLOSING	43

5.1 CONDITIONS TO EACH PARTY’S OBLIGATIONS	43
5.2 CONDITIONS TO OBLIGATIONS OF THE BUYER	43
5.3 CONDITIONS TO OBLIGATIONS OF THE SELLERS	45

ARTICLE VI INDEMNIFICATION	45

6.1 GENERAL INDEMNIFICATION OF THE BUYER	45
6.2 SPECIAL INDEMNIFICATION OF THE BUYER	47
6.3 INDEMNIFICATION OF SELLERS	47
6.4 DETERMINATION OF INDEMNIFICATION AMOUNTS; LIMITATIONS; ESCROW	47
6.5 SURVIVAL	49
6.6 PROCEDURES FOR MAKING CLAIMS	50

i

6.7 EXCLUSIVE REMEDY	51

ARTICLE VII TERMINATION	51

7.1 TERMINATION OF AGREEMENT	51

ARTICLE VIII MISCELLANEOUS	52

8.1 INTERPRETIVE PROVISIONS; CERTAIN DEFINITIONS	52
8.2 EXPENSES; TRANSFER TAXES	53
8.3 ENTIRE AGREEMENT; AMENDMENT	53
8.4 SEVERABILITY	53
8.5 NOTICES	54
8.6 COUNTERPARTS	55
8.7 GOVERNING LAW	55
8.8 CONSENT TO JURISDICTION AND SERVICE OF PROCESS	55
8.9 BENEFITS OF AGREEMENT	56
8.10 NO THIRD PARTY BENEFICIARIES	56
8.11 FURTHER ASSURANCES	56

Schedules

Disclosure Schedule

Exhibits

Exhibit 1.1(b) – Option Cancellation and Payment Acknowledgement

Exhibit 1.3(a) – Estimated Net Working Capital Statement (as delivered to Buyer in accordance with Section 1.3(a))

Exhibit 4.12 – Benchmark NOL Methodology

DEFINITIONS

The following capitalized terms, which may be used in more than one Section or other location of this Agreement, are defined in the following Sections or other locations:

30-Day Period	5
Accountants’ Determination	6
Accounts Receivable	15
Actual Usage Limitation	42
Adjusted Purchase Price	2
Affiliate	24
Agreement	1
Antitrust Division	35
Arbitrating Accountants	5
Balance Sheet Date	13
Baldwin	1
Baldwin Note	12
Benchmark Annual Limitation	42
Benchmark NOL Value	42
Benefit Plan	20
Buyer	1
Capital Lease Obligation	2
CERCLA	28
CGW	1
Closing	9
Closing Balance Sheet	4
Closing Date	9
Common Shares	12
Company	1
Company Benefit Plans	19
Company Contracts	16
Company Intellectual Property	18
Company Participants	40
Confidential Information	37
Consulting Agreement	12
Contemplated Transactions	2
Credit Agreements	2
Disbursement Letter	4
Document	24
Documents	24
Effective Time	9
Encumbrances	18
Environmental Permits	29
Environmental, Health and Safety Requirements	28
ERISA	20
ERISA Affiliate	20
Escrow Agent	3
Escrow Agreement	43
Escrow Amount	3
Estimated Net Working Capital	4
Estimated Net Working Capital Statement	4
Final Determination Date	6
Final Net Working Capital Statement	4
Final Report	48
Financial Statements	13
Fiscal 2007 Financial Statements	13
FTC	35
Fully Diluted Shares Outstanding	4
Fundamental Documents	11
Funded Indebtedness	2
GAAP	4
General Indemnification Escrow Amount	7
General Indemnity Basket	47
General Indemnity Cap	48
Governmental Authority	33
Hazardous Materials	28
HSR Act	35
Indemnification Claim	48
Indemnification Period	49
Indemnitee	50
Indemnitor	50
Intellectual Property	18
Interim Financial Statements	13
Inventory	14
Investment Banking Agreement	12
IRS	20
Knowledge	52
Labor Laws	30
Laws	27
Leased Real Properties	17
Leased Real Property	17
Licensed Intellectual Property	18
Life Scheme	22
Losses	46
Material Adverse Effect	11
Minimum Adjustment Amount	6

Negotiation Period	50
Net Working Capital	4
NOL Impairment	42
NOL Impairment Value	42
Note Purchase Agreement	2
Note Purchaser	2
Notice of Adjustment	5
Objection Notice	5
Option Cancellation and Payment Acknowledgement	1
Optionholders	1
Options	1
Orders	17
Overpayment Amount	6
Owned Intellectual Property	18
Parent	1
Pension Scheme	22
Per Share Indemnity Escrow Consideration	3
Per Share Price	3
Per Share Price Per Option	3
Per Share Working Capital Excess	4
Permits	27
Permitted Encumbrances	18
Person	33
Personal Property Leases	14
Product	31
Professional Fees	2
Purchase Price	2
RCRA	28
Real Property Lease	17
Recalls	31
Release	28
Ricon Assets	13
Ricon Companies	2
Ricon Subsidiary	11
Seller Indemnification Claim	48
Sellers	1
Sellers’ Representative	7
Sellers’ Representative Fee	3
Senior Credit Agreement	2
Settlement Agreement	5
Shareholders Agreement	12
Shares	1
Special Indemnification Escrow Amount	7
Special Indemnification Expiration Date	49
Special Indemnity Cap	48
Study	42
Subsidiary	11
Tax	27
Taxes	27
Total Purchase Price	2
Trade Secrets	37
Transfer Taxes	53
UCC	18
Uncollected A/R Indemnification Amount	47
Underpayment Amount	6
Warranty Expense Indemnification Amount	47

SHARE PURCHASE AGREEMENT (this “Agreement“), dated as of June 8, 2007 among WESTINGHOUSE AIR BRAKE TECHNOLOGIES CORPORATION, a Delaware corporation (“Buyer”), RICON ACQUISITION CORP., a Georgia corporation (the “Parent“), RICON CORP., a California corporation (the “Company“), CGW SOUTHEAST PARTNERS IV, L.P., a Delaware limited partnership (“CGW”), and WILLIAM L. BALDWIN, a California resident (“Baldwin”).

Parent is a holding company which owns all of the issued and outstanding capital stock of the Company. CGW and Baldwin (collectively, the “Sellers”) own all of the issued and outstanding shares of capital stock of the Parent (the “Shares“). Subject to the terms and conditions set forth herein, CGW and Baldwin shall sell to the Buyer, and the Buyer shall purchase from the Sellers, all of the Shares.

ACCORDINGLY, in consideration of the mutual covenants, representations, warranties and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

SALE AND PURCHASE OF THE SHARES; CANCELLATION OF OPTIONS

1.1	Sale and Purchase of Shares; Cancellation of Options.

(a) Treatment of Shares.

At the Closing, on the terms and subject to the conditions contained herein, the Sellers shall sell and deliver to the Buyer (by delivering to the Buyer certificates representing the Shares, duly endorsed or accompanied by appropriate stock powers duly executed in blank) all of the Shares free and clear of any Encumbrances, and the Buyer shall purchase and accept from the Sellers, all of the Shares.

(b) Treatment of Options.

Pursuant to the terms of an Option Cancellation and Payment Acknowledgement in the form attached to this Agreement as Exhibit 1.1(b) (the “Option Cancellation and Payment Acknowledgement“) to be executed by each holder of Options (the “Optionholders“) to purchase Common Shares of Parent, each option to purchase Common Shares of the Parent (“Options“) issued and outstanding immediately prior to the Closing Date shall be cancelled and shall be converted solely into the right to receive cash in an amount equal to (i) the product of (X) the aggregate number of shares of Common Stock of the Company that would be issued to the Optionholder if such Option were exercised, multiplied by (Y) the Per Share Price Per Option, without any interest thereon, plus (ii) subject to Article VI, the Per Share Indemnity Escrow Consideration, plus (iii) the Per Share Working Capital Excess, if any. On the direction of the Company, Buyer will deduct and withhold from the consideration otherwise payable with respect to the conversion of the Options such amounts as the Parent is required to deduct and withhold with respect to the making of such payment under the Code, or any applicable provision of state, local, or foreign Tax law. The initial payments of the net consideration to be paid to holders of the Options under Section 1.2(b) shall be made by Company checks through the Company’s payroll process. All other payments, if any, shall be made by the Escrow Agent. To the extent amounts are so withheld, such withheld amounts shall be timely paid to the appropriate taxing authority and shall be treated for all purposes of this Agreement as giving been paid to the Person in respect of whom such deduction and withholding was made.

1.2	Purchase Price.

(a) Determination of Purchase Price.

The total purchase price for the Shares and the cancellation of the Options shall be the Adjusted Purchase Price, as adjusted after Closing pursuant to Section 1.3 hereof and less any of the Escrow Amount not released to the Sellers or Optionholders (the “Total Purchase Price”). As used herein, the “Adjusted Purchase Price“ shall equal $73,500,000 (the “Purchase Price“) minus the sum of, without duplication, (i) the aggregate amount of Funded Indebtedness of the Parent, the Company and the Ricon Subsidiaries (collectively, the “Ricon Companies“) (without duplication) on a consolidated basis outstanding as of the close of business on the last business day before the Closing, net of the amount of cash, cash equivalents and marketable securities held by the Ricon Companies on such date; (ii) the outstanding amount of Professional Fees (as defined below), (iii) the aggregate amount of any and all Capital Lease Obligations of the Ricon Companies (without duplication) on a consolidated basis outstanding as of the close of business on the last day before the Closing and (iv) the Sellers’ Representative Fee (as defined below).

As used herein, the term “Professional Fees“ means all obligations of the Sellers and/or the Ricon Companies outstanding as of the Closing Date and set forth on the Disbursement Letter for any fees, expenses and disbursements of the Sellers and/or the Ricon Companies with respect to any advisors (including legal counsel, investment bankers and accountants) for services rendered in connection with the transactions contemplated by this Agreement (the “Contemplated Transactions“), including the cash fees, expenses and disbursements of Alston & Bird LLP, Robert W. Baird & Co. Incorporated and Deloitte & Touche LLP.

As used herein, the term “Funded Indebtedness“ means, without duplication, the aggregate amount (including the current portions thereof) of (i) all indebtedness for money borrowed under the credit agreement, dated as of December 13, 2002, among the Company, as Borrower, the financial institutions from time to time parties thereto, each as a Lender, and Merrill Lynch Capital, a division of Merrill Lynch Business Financial Services Inc., individually as a Lender and as Agent (as amended, modified or waived, the “Senior Credit Agreement“), and all indebtedness for money borrowed under the note purchase agreement, dated as of December 13, 2002, by and between Churchill Financial Cayman Ltd., a Cayman Islands exempted company (the “Note Purchaser“), and the Company (as amended, modified or waived, the “Note Purchase Agreement“; together with the Senior Credit Agreement, the “Credit Agreements“), but excluding (a) Capital Lease Obligations, (b) trade payables, and endorsements of checks and other instruments in the ordinary course, and (c) any interest expenses or fees accrued but unpaid on or relating to any of such excluded indebtedness.

As used herein, the term “Capital Lease Obligation“ means any obligation of the Ricon Companies to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person in accordance with GAAP. As of the last business day before the Closing, the contracts pursuant to which there exist Capital Lease Obligations are identified on Section 1.2 of the Disclosure Schedule.

As used herein, the term “Sellers’ Representative Fee“ means $150,000 to be paid to the Sellers’ Representative pursuant to Section 1.4(e)(v) of this Agreement.

(b) Payment of Purchase Price.

At the Closing: (i) the funds necessary to repay all Funded Indebtedness owed with respect to the Credit Agreements shall be paid by the Buyer or its designee by wire transfer of immediately available funds to the lender parties to the Credit Agreements, (ii) the funds necessary to pay the Professional Fees and the Sellers’ Representative Fee shall be paid by the Buyer or its designee by wire transfer of immediately available funds to the professional advisors to whom such Professional Fees or the Sellers’ Representative Fee are payable, (iii) Buyer shall deliver to Mellon Bank, N.A., a national banking association (the “Escrow Agent“), a wire transfer in the amount of $6,513,000 (which amount, plus interest earned thereon, is defined as the “Escrow Amount“) in immediately available funds to an account designated by the Escrow Agent, and (iv) an aggregate amount equal to the Adjusted Purchase Price, less the Escrow Amount, shall be paid by Buyer to (X) the Sellers by wire transfers of immediately available funds to accounts designated by the Sellers at the Per Share Price for each Share held by the Sellers as set forth on Section 1.2(b) of the Disclosure Schedule, and (Y) to the Optionholders by wire transfer to the Company for further distribution to the Optionholders after applicable tax deductions and withholding, at the Per Share Price Per Option for each Option held by the Optionholders as set forth on Section 1.2(b) of the Disclosure Schedule. The Sellers and the Optionholders shall also be entitled to receive after Closing the Per Share Working Capital Excess, if any, and the Per Share Indemnity Escrow Consideration, if any, for every Share held by such Seller and Optionholder.

As used herein, the term “Per Share Price“ means an amount equal to the quotient obtained by dividing the sum of the Adjusted Purchase Price less the Escrow Amount, by the Fully Diluted Shares Outstanding.

As used herein, the term “Per Share Price Per Option“ means with respect to each share of Common Stock that would be issued upon exercise of any Option outstanding immediately prior to the Closing Date (i) the Per Share Price minus (ii) the applicable exercise price of $1.00 per share of Common Stock under such Option.

As used herein, the term “Per Share Indemnity Escrow Consideration“ means the quotient obtained by dividing the Escrow Amount held in escrow pursuant to the terms of the Escrow Agreement, less any amounts distributed therefrom pursuant to the terms of this Agreement and the Escrow Agreement, by (ii) the Fully Diluted Shares Outstanding.

As used herein, the term “Per Share Working Capital Excess“ means, if there is an Underpayment Amount, the quotient obtained by dividing (A) the Underpayment Amount by (B) the Fully Diluted Shares Outstanding.

As used herein, “Fully Diluted Shares Outstanding“ means the sum of (i) the aggregate number of shares of Common Stock issued and outstanding immediately prior to the Closing, plus (ii) the aggregate number of additional shares of Common Stock that would be issued and outstanding if all Options issued and outstanding immediately prior to the Closing were exercised.

The amounts necessary to repay or determine the Funded Indebtedness owed as of the Closing Date with respect to the Credit Agreements will be based upon payoff letters or other written confirmation of the amount of Funded Indebtedness outstanding delivered by the lender or other third parties under each Credit Agreement to the Company, which information shall have been delivered to Buyer prior to the Closing Date and/or subsequently updated on the Closing Date. Two business days prior to Closing, the Company shall deliver to Buyer instructions that direct Buyer the amounts of the Adjusted Purchase Price to be paid to the relative recipients at the Closing (the “Disbursement Letter”).

1.3	Purchase Price Adjustment.

(a) Estimated Closing Working Capital Amount.

At least two business days prior to the Closing Date, the Company shall deliver to the Buyer a statement setting forth the Company’s good faith calculation (the “Estimated Net Working Capital Statement“) of the Final Net Working Capital (the “Estimated Net Working Capital“) of the Company as of the second business day prior to the date of this Agreement, which was prepared in accordance with GAAP (as defined below) applied in a manner consistent with the preparation of the Financial Statements and the specific policies set forth in Section 1.3(e). The Estimated Net Working Capital Statement shall become Exhibit 1.3(a) to this Agreement.

(b) Preparation of Closing Balance Sheet.

As promptly as practicable following the Closing Date, but in no event more than 60 business days after the Closing Date, the Buyer, at its sole expense, shall prepare an unaudited consolidated balance sheet (the “Closing Balance Sheet“) of the Ricon Companies reflecting the consolidated financial position of the Ricon Companies as of the close of business on the last business day before the Closing Date prepared in accordance with generally accepted accounting principles (“GAAP“) consistently applied with the Financial Statements and a statement (the “Final Net Working Capital Statement“) setting forth the computation of the Final Net Working Capital derived therefrom as of such date. The Final Net Working Capital Statement shall be prepared in accordance with GAAP applied in a manner consistent with the preparation of the Financial Statements and the Estimated Net Working Capital Statement and the specific policies set forth in Section 1.3(e). For purposes of preparing the Estimated Net Working Capital Statement and the Final Net Working Capital Statement, “Final Net Working Capital“ shall mean (A) the sum of the amounts reflected on the Closing Balance Sheet for the line-items (i)

“accounts receivable” (excluding intercompany accounts receivable), (ii) “inventory,” and (iii) “prepaids and other current assets” (excluding “intercompany receivables” and “deferred taxes”) minus (B) the sum of the amounts reflected on the Closing Balance Sheet for the line-items (i) “accounts payable,” and (ii) “accrued liabilities and other current liabilities,” in each case, excluding intercompany accounts payable and bank overdrafts, all as adjusted in accordance with the specific policies set forth in Section 1.3(e).

(c) Review by the Sellers’ Representative.

(i) Upon completion of the Closing Balance Sheet, the Buyer shall promptly deliver the same together with the Final Net Working Capital Statement to the Sellers’ Representative with a notice (the “Notice of Adjustment“) of the Buyer setting forth its proposed adjustment, if any, of the Adjusted Purchase Price as contemplated hereby. During the preparation of, and after the completion of, the Closing Balance Sheet until the Final Determination Date, the Buyer shall provide the Sellers’ Representative and its advisors with reasonable access upon prior written request to the Company’s personnel, advisors, properties, books and records, as well as the right to make copies of all such books and records of the Ricon Companies, in each case, as related to the preparation of the Closing Balance Sheet and the preparation of the Final Net Working Capital Statement. The Buyer shall also provide the Sellers’ Representative with reasonable access upon prior written request to work papers, trial balances and similar materials used in connection with preparing the Closing Balance Sheet and the Final Net Working Capital Statement and shall allow the Sellers’ Representative to make copies thereof.

(ii) Following receipt of the Notice of Adjustment and reasonable access to the Ricon Companies’ books and records, the Sellers’ Representative will be afforded a period of 30 business days (the “30-Day Period“) to review the Notice of Adjustment. At or before the end of the 30-Day Period, the Sellers’ Representative will either (A) accept the Final Net Working Capital (as set forth in the Notice of Adjustment) in its entirety, in which case the Final Net Working Capital will be as set forth in the Notice of Adjustment or (B) deliver to the Buyer a written notice (the “Objection Notice“) containing a reasonably detailed written explanation of those items in the Final Net Working Capital Statement (as set forth in the Notice of Adjustment) which the Sellers’ Representative disputes, in which case the Final Net Working Capital Statement shall be deemed to be in dispute. The failure by the Sellers’ Representative to deliver the Objection Notice within the 30-Day Period shall constitute the Sellers’ Representative’s acceptance of the Final Net Working Capital as set forth in the Notice of Adjustment. If the Sellers’ Representative delivers the Objection Notice in a timely manner, then, within a further period of 20 business days from the end of the 30-Day Period, the parties and, if desired, their accountants will attempt to resolve in good faith any disputed items and reach a written agreement (the “Settlement Agreement“) with respect thereto. Failing such resolution, any unresolved disputed items will be referred for final binding resolution to an independent “Big 4” accounting firm mutually acceptable to the Buyer and the Sellers’ Representative (the “Arbitrating Accountants“), the fees and expenses of which shall be paid by the Buyer and the Sellers’ Representative in the same proportions that the Sellers’ Representative’s position on the one hand, and the Buyer’s position on the other hand, each as initially presented to the Arbitrating Accountants, bears to the Accountants’ Determination. The Final Net Working Capital will be deemed to be as determined by the Arbitrating Accountants. Such determination (the “Accountants’ Determination“) shall be (A) in writing, (B) furnished to the Sellers’ Representative and the Buyer as soon as practicable after the items in dispute have been referred to the Arbitrating Accountants, (C) made in accordance with GAAP applied in a manner consistent with the preparation of the Financial Statements and the methods used in calculating the Estimated Net Working Capital and the Closing Balance Sheet set forth in this Agreement, and (D) nonappealable and incontestable by the parties hereto and each of their respective stockholders, partners, members, managers, Affiliates and successors and not subject to collateral attack for any reason other than manifest error or fraud.

(iii) For purposes this Section 1.3, the “Final Determination Date“ shall mean the earliest to occur of (A) the thirty-first business day following the receipt by the Sellers’ Representative of the Notice of Adjustment and related books, records and work papers if the Sellers’ Representative shall have failed to deliver an Objection Notice to the Buyer within the 30-day Period, (B) the date on which either the Sellers’ Representative or the Buyer gives the other a written notice to the effect that such party has no objection to the other party’s determination of the Final Net Working Capital, (C) the date on which the Sellers’ Representative and the Buyer execute and deliver a Settlement Agreement, and (D) the date as of which the Sellers’ Representative and the Buyer shall have received the Accountants’ Determination.

(d) Post Closing Adjustment.

(i) If the Estimated Net Working Capital equals the Final Net Working Capital, then no adjustment shall be made to the Adjusted Purchase Price and no payment shall be made by either Buyer or Sellers’ Representative under this Section 1.3.

(ii) If the Estimated Net Working Capital is less than the Final Net Working Capital (the amount of such shortfall being referred to herein as the “Underpayment Amount“), then the Adjusted Purchase Price shall be increased by the amount of the Underpayment Amount and the Buyer shall pay to the Sellers’ Representative for further distribution to the Sellers and Optionholders the Underpayment Amount by wire transfer of immediately available funds within five business days following the Final Determination Date; provided, however, that Buyer shall not be obligated to make any such payment only in the event that the Underpayment Amount is less than $100,000 (the “Minimum Adjustment Amount“). If the Underpayment Amount is equal to or greater than the Minimum Adjustment Amount, Buyer shall be obligated to make such payment without reduction for the Minimum Adjustment Amount.

(iii) If the Estimated Net Working Capital is greater than the Final Net Working Capital (the amount of such excess being referred to herein as the “Overpayment Amount“), then the Adjusted Purchase Price shall be decreased by the amount of the Overpayment Amount and the Buyer and the Sellers’ Representative shall jointly instruct the Escrow Agent to pay to the Buyer from the General Indemnification

Escrow Amount the Overpayment Amount by wire transfer of immediately available funds within five business days following the Final Determination Date pursuant to the terms of the Escrow Agreement; provided, however, that Buyer and the Sellers’ Representative shall not deliver instructions to the Escrow Agent to pay Buyer from the General Indemnification Escrow Amount only in the event that the Overpayment Amount is less than the Minimum Adjustment Amount. If the Overpayment Amount is equal to or greater than the Minimum Adjustment Amount, Buyer and the Sellers’ Representative shall jointly instruct the Escrow Agent to pay to the Buyer from the General Indemnification Escrow Amount the Overpayment Amount without reduction for the Minimum Adjustment Amount. As used herein, “General Indemnification Escrow Amount“ shall mean the Escrow Amount, less the Special Indemnity Escrow Amount, plus interest earned thereon, and “Special Indemnification Escrow Amount“ shall mean $1,000,000.

(e) Policies to Compute Net Working Capital.

The following specific policies will be utilized in preparing the computation of the Estimated Net Working Capital Statement and the Final Net Working Capital Statement:

(i) Unless otherwise deducted in computing the Adjusted Purchase Price in accordance with Section 1.2(a), all bonuses and vacation pay shall be accrued through the Closing Date;

(ii) Unless otherwise deducted in computing the Adjusted Purchase Price in accordance with Section 1.2(a), Professional Fees shall be accrued through the Closing Date; and

(iii) All accruals and pre-paid expenses that would normally be included pursuant to year-end closing procedures will be included based upon reasonable proration policies and procedures.

The rights set forth in this Section 1.3 are the sole and exclusive remedy with respect to the subject matter of this Section 1.3. The indemnification provisions set forth in Article VI shall not apply in any manner to the matters set forth in this Section 1.3.

1.4	Sellers’ Representative.

(a) In order to efficiently administer (i) the determination of the Final Net Working Capital, (ii) the distribution of any amounts payable or distributable to the Sellers and Optionholders, (iii) the waiver of any condition to the obligations of the Sellers or the Optionholders to consummate the Contemplated Transactions, and (iv) the defense and/or settlement of any Indemnification Claim with respect to which Buyer may be entitled to be indemnified pursuant to Article VI hereof, by approving this Agreement and by executing the Option Cancellation and Payment Acknowledgement, the Sellers and Optionholders hereby and thereby designate CGW as their representative (the “Sellers’ Representative”).

(b) The Sellers, by approving this Agreement, and the Optionholders, by executing the Option Cancellation and Payment Acknowledgement, authorize the Sellers’

Representative (i) to make all decisions relating to the determination of the Final Net Working Capital, (ii) to make all decisions relating to the distribution of any amounts payable or distributable to the Sellers or Optionholders hereunder, in accordance with this Agreement and the Escrow Agreement, (iii) to take all action necessary in connection with the waiver of any condition to the obligations of the Sellers or Optionholders to consummate the Contemplated Transactions, or the defense and/or settlement of any Indemnification Claim with respect to which Buyer may be entitled to be indemnified pursuant to Article VI hereof, (iv) to give and receive all notices required to be given under the Agreement or the Escrow Agreement, (v) to take any and all additional action as is contemplated to be taken by or on behalf of the Sellers and Optionholders by the terms of this Agreement or the Escrow Agreement, (vi) to take all other actions to be taken by or on behalf of the Sellers and Optionholders in connection herewith, (vii) to withhold funds to pay Seller-related and Optionholder expenses and obligations, and (viii) to withhold additional funds as determined by the Sellers’ Representative in its discretion to pay future or contingent Seller or Optionholder expenses and obligations.

(c) In the event that the Sellers’ Representative is dissolved, becomes unable to perform its responsibilities hereunder or resigns from such position, CGW shall select another representative to fill such vacancy and such substituted representative shall be deemed to be the Sellers’ Representative for all purposes of this Agreement.

(d) All decisions and actions by the Sellers’ Representative, including, without limitation, any agreement between the Sellers’ Representative and the Buyer relating to the determination of the Final Net Working Capital or the defense or settlement of any Indemnification Claim with respect to which Buyer may be entitled to be indemnified pursuant to Article VI hereof, shall be binding upon all of the Sellers and Optionholders, and no Seller or Optionholder shall have the right to object, dissent, protest or otherwise contest the same.

(e) By executing this Agreement, the Sellers agree that:

(i) the Parent and the Buyer shall be able to rely conclusively on the instructions and decisions of the Sellers’ Representative as to the determination of the Final Net Working Capital or the settlement of any Indemnification Claim by the Sellers pursuant to Article VI hereof or any other actions required to be taken by the Sellers’ Representative hereunder, and no Seller or party hereunder shall have any cause of action against the Parent or the Buyer for any action taken in reliance upon the instructions or decisions of the Sellers’ Representative;

(ii) all actions, decisions and instructions of the Sellers’ Representative shall be conclusive and binding upon all of the Sellers and Optionholders and no Seller or Optionholder shall have any cause of action against the Sellers’ Representative for any action taken, decision made or instruction given by the Sellers’ Representative under this Agreement, except for fraud or willful breach of this Agreement by the Sellers’ Representative;

(iii) the provisions of this Section 1.4 are independent and severable, are irrevocable and coupled with an interest and shall be enforceable notwithstanding any rights or remedies that any Seller may have in connection with the Contemplated Transactions or the Escrow Agreement;

(iv) the provisions of this Section 1.4 shall be binding upon the executors, heirs, legal representatives and successors of each Seller, and any references in this Agreement or the Escrow Agreement to a Seller or the Sellers shall mean and include the successors to the Sellers’ rights hereunder, whether pursuant to testamentary disposition, the laws of descent and distribution or otherwise; and

(v) At the Closing, the Sellers’ Representative shall be paid the Sellers’ Representative Fee to be used by the Sellers’ Representative for the payment of all costs and expenses incurred by the Sellers’ Representative in connection with the exercise by it of the authority granted to it herein (including reasonable attorney fees and expenses and the fees and expenses of any accountants or other professional advisors retained by the Sellers’ Representative). The Sellers’ Representative shall not disburse any portion of such sum to any Seller or Optionholder until the lapse of ten (10) business days after the determination of the Final Net Working Capital, and thereafter may distribute to the Sellers and Optionholders, pro rata in accordance with their respective ownership of Fully Diluted Shares Outstanding immediately prior to the Effective Time, such portion of such sum as the Sellers’ Representative reasonably determines will not be needed for the payment of future costs and expenses. Any portion of such sum remaining after the final resolution of all claims asserted against, or asserted by or on behalf of, the Sellers and Optionholders hereunder or under the Escrow Agreement and the final distribution to the Sellers and Optionholders of all monies that are or could be distributable to them hereunder or under the Escrow Agreement, shall be distributed to the Sellers and Optionholders in their respective percentages based upon the Fully Diluted Shares Outstanding.

(f) All fees and expenses incurred by the Sellers’ Representative in excess of the Sellers’ Representative Fee shall be paid from any funds otherwise due to the Sellers and Optionholders (including from the Escrow Amount) in proportion to their ownership of Fully Diluted Shares Outstanding and if no funds are available from the Escrow Amount, then, directly from the Sellers and Optionholders in proportion to their ownership of Fully Diluted Shares Outstanding as set forth on Section 1.2(b) of the Disclosure Schedule attached hereto.

ARTICLE II

THE CLOSING; ACTIONS AT CLOSING

2.1	Closing.

The closing (the “Closing“) of the transactions contemplated by this Agreement shall take place at the offices of Alston & Bird LLP, One Atlantic Center, 1201 West Peachtree Street, Atlanta, Georgia 30309, or at such other place as shall be mutually agreeable to the parties hereto, as soon as practicable after the satisfaction or waiver of all conditions to Closing set forth herein or such other date as shall be mutually agreeable to the parties hereto (the “Closing Date“). The Closing shall be deemed to have occurred at 12:01 a.m. on the Closing Date (the “Effective Time“).

2.2	Closing Deliveries.

(a) Deliveries at the Closing. At the Closing, subject to the terms and conditions hereof, each party hereto shall deliver to the appropriate parties hereto each of the documents, instruments or evidences of satisfaction of conditions required to be delivered by such party as a condition to Closing pursuant to Article V hereof (including officers’ certificates), in form and substance reasonably satisfactory to the recipients thereof. All payments shall be made on the Closing Date by wire transfer of immediately available funds to the accounts to be designated by the Company in the disbursement instructions to be provided under Section 1.3 two business days prior to the Closing Date. In addition, the following deliveries shall be made at the Closing:

(i) The Sellers shall deliver to Buyer one or more certificates representing the Shares duly endorsed in proper form by Sellers for transfer to Buyer and the Option Cancellation and Payment Acknowledgement executed by each Optionholder;

(ii) The Buyer or its designee shall pay, by wire transfer of immediately available funds, (a) to the Sellers in accordance herewith the Per Share Price for each Share held by each Seller, in cash, free and clear of any withholdings, (b) to the Company for further distribution to the Optionholders the Per Share Price Per Option for each Option held by each Optionholder, less withholdings described in Section 1.1(b), and (c) to the Escrow Agent the Escrow Amount in cash, free and clear of any withholdings; and

(iii) The Buyer or its designee shall pay the aggregate amount of the Funded Indebtedness owed under the Credit Agreements, the Professional Fees, and the Sellers’ Representative Fee in cash by wire transfer of immediately available funds to such Persons as the Sellers shall direct in writing.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

3.1	Representations and Warranties about the Ricon Companies.

As of the date hereof (unless such representation or warranty expressly relates to a specific date, in which case, as of such date), the Company hereby represents and warrants to the Buyer as follows:

(a) Organization, Good Standing, Qualification and Power. The Parent is a corporation, duly organized, validly existing and in good standing under the laws of Georgia. The Company is a corporation, duly organized, validly existing and in good standing under the laws of California. The Ricon Subsidiaries are organized and in good standing under the laws of the states or countries set forth on Section 3.1(a) of the Disclosure Schedule. Each of the Parent, the Company and the Ricon Subsidiaries has all requisite power and authority to own, lease and operate its properties and to carry on its business as presently conducted. The Ricon Companies have delivered to the Buyer correct and complete copies of their respective Fundamental Documents, as in effect on the date hereof. Each of the Ricon Companies is duly qualified and in good standing to do business in each jurisdiction in which the nature of property owned by it or the conduct of its business requires such qualification, except where the failure to be so qualified would not reasonably be likely to result in a Material Adverse Effect, and a complete list of such qualified jurisdictions is set forth on Section 3.1(a) of the Disclosure Schedule. As used in this Agreement, the term “Fundamental Documents“ means, with respect to any Person, whether foreign or domestic, those instruments that (i) define its existence, as filed or recorded with the applicable Governmental Authority, including a corporation’s articles or certificate of incorporation or amalgamation and (ii) otherwise govern its internal affairs, including its operating agreement or by-laws, as the same have been amended, supplemented, or restated to the date hereof. With respect to the Ricon Companies organized in the United States, the term Fundamental Documents means their Articles or Certificate of Incorporation and By-laws, in each case as amended and restated to the date hereof. With respect to the Ricon Subsidiary known as Ricon UK Limited (registered in England and Wales under identification number 1074541) whose registered office is at 153 Bennett Street Manchester M12 5BW, the term Fundamental Documents means its Memorandum of Association, together with its Certificate of Incorporation on Change of Name and its Articles of Association, in each case as amended and restated to the date hereof. With respect to the Ricon Subsidiary known as Ricon Europe GmbH (registered in Hatten, Germany under identification number 26209) whose registered office is at Wollgrasweg Strasse 14, Hatten, Germany, the term Fundamental Documents means its Articles of Association.

As used herein, “Subsidiary“ means, as of the applicable point of time, each corporation, partnership, limited liability company or other entity of which the Parent owns, directly or indirectly, more than 50% of the outstanding voting securities or equity interests.

As used herein, “Ricon Subsidiary“ means the Subsidiaries of the Company set forth on Section 3.1(a) of the Disclosure Schedule.

As used herein, “Material Adverse Effect“ means any change, effect, event, occurrence, state of facts or development that is materially adverse to the business, properties, assets, condition (financial or otherwise) or results of operations of the Ricon Companies, taken together as a whole; provided, however, that none of the following shall be deemed in themselves, either alone or in combination, to constitute, and the following shall not be taken into account in determining whether there has been or will be, a Material Adverse Effect: (a) any failure of the Ricon Companies to meet internal projections or forecasts or revenue or earnings predictions for any period ending (or for which revenues or earnings are released) on or after the date of this Agreement; (b) any adverse change, effect, event, occurrence, state of facts or development to the extent attributable to the announcement or pendency of the transactions contemplated hereby (including any cancellations of or delays in customer orders, any reduction in sales, any disruption in supplier, distributor, partner or similar relationships or any loss of employees); (c) any adverse change, effect, event, occurrence, state of facts or developments attributable to conditions affecting the industries in which the Ricon Companies participate, the U.S. economy as a whole or foreign economies in any locations where the Ricon Companies have material operations or sales, (d) any adverse change, effect, event, occurrence, state of facts or developments arising from or relating to any change in accounting requirements or principles or any change in applicable laws, rules or regulations or the interpretation thereof; (f) any adverse change, effect, event, occurrence, state of facts or developments arising from or relating to actions required to be taken under applicable laws, rules or regulations; or (g) any actions required under this Agreement to obtain any approval or authorization under applicable antitrust or competition laws for the consummation of the Contemplated Transactions.

(b) Capital Structure of the Ricon Companies, Title to Securities, Etc. Section 3.1(b)(i) of the Disclosure Schedule sets forth the capitalization and authorized, issued, outstanding and treasury capital stock of the Ricon Companies, as of the date hereof. In addition, Section 3.1(b)(i) of the Disclosure Schedule sets forth the name of each Optionholder and the number of shares (vested and unvested) which may be issuable to each Optionholder. The Parent is a holding company with its sole assets being its equity ownership of the Company, the Promissory Note dated December 13, 2002, issued by Baldwin to the Parent (the “Baldwin Note”), the Agreement for Consulting Services by and between Parent and CGW Southeast IV, L.L.C., a Delaware limited liability company, dated December 13, 2002 (the “Consulting Agreement”) and the Agreement for Investment Banking Services by and between Parent and CGW Southeast Management, L.L.C., a Georgia limited liability company, dated December 13, 2002 (the “Investment Banking Agreement”). As of the Closing Date, the capitalization of the Parent shall consist of:

(i) 100,000,000 duly and validly authorized shares of common stock, no par value (the “Common Shares“), 22,786,979 of which are issued and outstanding. CGW owns 22,636,979 Common Shares and Baldwin owns 150,000 Common Shares, which together constitute the Shares;

(ii) 10,000,000 shares of preferred stock no par value, none of which are issued or outstanding; and

(iii) 2,080,000 outstanding Options as outlined on Section 3.1(b)(i) of the Disclosure Schedule.

The Shares are held of record and beneficially by the Sellers free and clear of any Encumbrances. All of the outstanding Shares have been duly authorized, validly issued and are fully paid and non-assessable. Except for the Options, which will be cancelled as of the Closing Date, there are no outstanding options, warrants, rights, calls, agreements, convertible securities or other commitments or rights to purchase, acquire or vote any Common Shares (whether issued or unissued), Preferred Shares or other securities from the Company (including securities held in treasury). None of the outstanding Shares or Options was issued in violation of state or federal laws. Except as set forth on Section 3.1(b)(ii) of the Disclosure Schedule, there are no voting trusts, proxies or any other agreements or contracts which relate to the Shares. As of the Closing Date, each of (i) the Shareholders Agreement by and among Parent, CGW and Baldwin, dated December 13, 2002 (the “Shareholders Agreement“), (ii) the Consulting Agreement, and (iii) the Investment Banking Agreement will be terminated and of no further force and effect. In addition, as of the Closing Date, any obligations of Baldwin under the Baldwin Note shall have been forgiven in full and no further amounts will be owed to the Parent thereunder.

The outstanding shares of capital stock of the Company are held of record and beneficially owned by the Parent free and clear of any Encumbrances, and the outstanding shares of capital stock of each Ricon Subsidiary are legally and beneficially owned by the Company or another Ricon Subsidiary free and clear of any Encumbrances except for stock pledges securing funded indebtedness under the Senior Credit Agreement, which pledges will be released at Closing. All outstanding shares of capital stock of the Company and each Ricon Subsidiary have been duly authorized, and validly issued and are fully paid and non-assessable. There are no outstanding options, warrants, rights, calls, agreements, convertible securities or other commitments or rights to purchase, acquire or vote any shares of capital stock (whether issued or unissued) of the Company or any Ricon Subsidiary or any other securities of the Company or any Ricon Subsidiary (including securities held in treasury). Except as set forth on Section 3.1(b)(ii) of the Disclosure Schedule, there are no voting trusts, proxies or any other agreements or contracts which relate to any shares of capital stock of the Company or any Ricon Subsidiary.

Other than the Ricon Subsidiaries listed on Section 3.1(a)(i) of the Disclosure Schedule, neither the Parent nor the Company own, directly or indirectly, any capital stock or other proprietary interest, in any corporation, association, trust, partnership, joint venture or other legal entity, and has no agreement to acquire any such capital stock or proprietary interest.

(c) Financial Statements. Section 3.1(c) of the Disclosure Schedule attached hereto contains true, correct and complete copies of (i) the audited consolidated balance sheet of the Ricon Companies as of February 28, 2007 and the related audited consolidated statements of operations, shareholders’ equity and cash flows of the Ricon Companies for the period then ended, including the notes thereto (the “Fiscal 2007 Financial Statements“), and (ii) the unaudited consolidated balance sheet of the Ricon Companies for the two month period ended April 30, 2007 (the “Balance Sheet Date“), and the related unaudited consolidated statements of operations, shareholders’ equity and cash flows of the Ricon Companies for such period then ended (the “Interim Financial Statements“ and, together with the Fiscal 2007 Financial Statements, the “Financial Statements“). The Financial Statements (x) present fairly the financial position of the Ricon Companies, as of the dates indicated and the results of operations, shareholders’ equity and cash flow of the Ricon Companies for the periods indicated, (y) have been prepared in accordance with GAAP consistently applied throughout the periods covered thereby (except as may be indicated in the notes thereto) subject, in the case of unaudited financial statements, to normal year-end adjustments and the absence of notes, and (z) are in accordance with the books and records of the Ricon Companies which have been regularly maintained by the Company in a manner consistent with historical practice. None of the Ricon Companies has any liabilities of the type required by GAAP to be reflected on a balance sheet (including unknown or contingent liabilities that, if known or liquidated would be required to be so reflected) that are not fully reflected in the Financial Statements other than liabilities incurred in the ordinary course of business since the date of the Financial Statements. The Ricon Companies have not received any written advice or notification from their independent certified public accountants that they have used any improper accounting practice that would have the effect of not reflecting or incorrectly reflecting their financial position in any material respect in the Financial Statements of the Ricon Companies or the books and records. The books, records and accounts of the Ricon Companies accurately and fairly reflect, in reasonable detail, the transactions, assets and liabilities of the Ricon Companies. The Ricon Companies maintain an adequate and effective internal control structure and procedure for financial reporting purposes.

(d) Adequacy of Assets. The assets and properties owned or leased by the Ricon Companies (the “Ricon Assets“) constitute all of the assets and properties necessary to operate the business as presently conducted by the Ricon Companies, and are individually and in the aggregate in good condition and state of repair, reasonable wear and tear and normal depreciation excepted. There are no existing Encumbrances or other options, commitments or rights with, of or to any person to acquire any of the Ricon Assets or any interest therein, other than (i) sales of the goods and services of the Ricon Companies in the ordinary course of business consistent with past practices, (ii) pursuant to Permitted Encumbrances (which are described on Section 3.1(l) of the Disclosure Schedule), and (iii) Encumbrances granted pursuant to the Credit Agreements (which are described on Section 3.1(l) of the Disclosure Schedule and which will be released at Closing).

(e) Personal Property.

(i) Except as set forth on Section 3.1(e)(i) of the Disclosure Schedule, each Ricon Company has good, valid and marketable title to all of its assets and properties free and clear of all Encumbrances other than Permitted Encumbrances.

(ii) Section 3.1(e)(ii) of the Disclosure Schedule sets forth a complete and accurate list of all personal property in which any Ricon Company currently has a leasehold interest (each a “Leased Personal Property” and collectively the “Leased Personal Properties”). Section 3.1(h)(i) of the Disclosure Schedule lists each contract, agreement or instrument (including leases reflecting Capital Lease Obligations) pursuant to which any applicable Ricon Company leases any Leased Personal Property (the “Personal Property Leases“). The Ricon Companies have good and valid leasehold interest with respect to each item of Leased Personal Property, free and clear of all Encumbrances other than Permitted Encumbrances.

(f) Inventories; Accounts Receivable.

(i) All Inventory, except Inventory in transit and Inventory sold or disposed of in the ordinary course of business consistent with past practices, whether reflected on the Financial Statements or subsequently acquired, (a) is now, and at the Closing Date will be, located on the property owned or leased by the Ricon Companies, or is or will be on consignment at the locations and as described on Section 3.1(f) of the Disclosure Schedule, (b) has been or will be acquired by the Ricon Companies only in bona fide transactions entered into in the ordinary course of business consistent with past practices, (c) is of good and merchantable quality and valued at the lesser of cost or net realizable market value except, in each case, for excess or obsolete inventory, which has been reserved for in accordance with GAAP and consistent with past practice and (d) is not now and at the Closing Date will not be subject to any write-down or write-off in excess of the reserves established based on past practices. The Ricon Companies have now and on the Closing Date will have valid legal title to the Inventory free and clear of any Encumbrances, other than Permitted Encumbrances. The Ricon Companies are not under any liability or obligation with respect to the return of Inventory in the possession of wholesalers, retailers, or other customers, other than as consistent with past practices or as reserved against in accordance with GAAP. “Inventory“ means all raw materials, work in progress, spare parts, finished goods and goods held for resale, wherever located.

(ii) All Accounts Receivable shown on the Financial Statements represent, and the Accounts Receivable outstanding on the Closing Date will represent, sales actually made or services actually performed in the ordinary course of business in bona fide transactions and are not subject to any defenses, counterclaims, or rights of setoff other than those arising in the Ordinary Course of Business and for which reasonably adequate reserves have been established. The reserves for uncollectible Accounts Receivable reflected on the Financial Statements were established in accordance with GAAP, are adequate in light of all the facts then and now known to the Company and are consistent with the Ricon Companies’ historical methods and practices in establishing such reserves. “Accounts Receivable“ means all accounts, notes and other receivables of the Ricon Companies.

(g) Absence of Changes. Since February 28, 2007, except as set forth on Section 3.1(g)(i) of the Disclosure Schedule, none of the Ricon Companies has experienced any change (including, without limitation, any change in the relationship between any Ricon Company and any significant customer, supplier or other business relationship) in the business, financial position, or results of operations that has had or could reasonably be expected to have a Material Adverse Effect. Since February 28, 2007, the business of the Ricon Companies has been operated in the ordinary course of business consistent with past practice and, except as set forth on Section 3.1(g)(ii) of the Disclosure Schedule, there has been no (i) material damage, destruction or loss which is not covered by insurance, (ii) increase in compensation payable or to become payable by the Ricon Companies to any of their respective executive officers, or the making of any bonus payment, loan or similar arrangement to or with any of them, (iii) cancellation of indebtedness due to the Ricon Companies from others in excess of $50,000 in the aggregate or payment or discharge of indebtedness not otherwise due and payable, (iv) sale, transfer or other disposition of assets of the Ricon Companies for a purchase price in excess of $50,000 in the aggregate other than sales of assets in the ordinary course of business, (v) commitments for capital expenditures by the Ricon Companies in excess of $25,000 for any individual item or project, (vi) material change in accounting policies used by the Ricon Companies, (vii) incurrence of obligations or liabilities of any nature in excess of $50,000 other than items incurred in the regular and ordinary course of business, consistent with past practice, or increase of $25,000 or more (or experience of any change in the assumptions underlying or the methods of calculating) of any bad debt, contingency, or other reserve, (viii) grant of a mortgage, pledge, lien, Encumbrance, restriction, or charge of any kind on any of the properties or assets (real, personal or mixed, tangible or intangible) of any Ricon Company other than Permitted Encumbrances, (ix) write down or write up of the value of any Inventory (including write-downs by reason of shrinkage or markdowns) in excess of $25,000 in the aggregate, (x) disposal of, or permission to lapse, any right to the use of any Intellectual Property owned or leased by any Ricon Company, (xi) except for indebtedness incurred under the Credit Agreements to pay liabilities incurred in the ordinary course of business (it being understood that the monetary obligations arising under Credit Agreements will be repaid prior to or at Closing), incurrence of any indebtedness in excess of $25,000 in the aggregate, (xii) declaration, payment or setting aside of the payment of any dividend or distribution in respect of the Shares or (xiii) agreement, so as to legally bind the Ricon Companies whether in writing or otherwise, to take any of the actions set forth in this Section 3.1(g) and not otherwise permitted by this Agreement.

(h) Company Contracts. Listed on Section 3.1(h)(i) of the Disclosure Schedule are all material agreements, contracts and instruments to which the Ricon Companies are a party or by which any of them or any of their assets are bound as of the date hereof, including the Personal Property Leases and the Real Property Leases (the “Company Contracts“) and including, without limitation, the following: (i) any contract with any present or former employee or consultant or for the employment of any person, including any consultant, (ii) any contract for the future purchase of, or payment for, supplies or products, or for the performance of services by a third party involving in any one case $25,000 or more, (iii) any contract to sell or supply products or to perform maintenance, services or similar duties involving in any one case $50,000 or more, (iv) any distribution, marketing, dealer, representative, or sales agency contract, (v) any note, debenture, bond, equipment trust agreement, letter of credit agreement, loan agreement, or other contract for the borrowing or lending of money or agreement or arrangement for a line of credit or guarantee, pledge, or undertaking of the indebtedness of any other person in excess of $25,000, (vi) any contract for any charitable or political contribution, (vii) any contract limiting or restraining the Ricon Companies, their business or any successor thereto from engaging or competing in any manner or in any business, (viii) any agreement, contract or transaction with any officer, stockholder, director or Affiliate of the Ricon Companies, (ix) any license to use Intellectual Property owned by any third person and used in the business of any Ricon Company (other than “shrink-wrap” software licenses) and any license to use Intellectual Property owned by any Ricon Company, (x) any joint venture or similar agreements, and (xi) any other agreement, contract or instrument which is material to any Ricon Company or its business. Each Company Contract is in full force and effect and enforceable by the Ricon Companies in accordance with its terms, except to the extent that such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to creditors rights generally and to general principles of equity. Except as set forth on Section 3.1(h)(ii) of the Disclosure Schedule, none of the Company Contracts require consent upon consummation of the transactions contemplated hereby. No Ricon Company is in material breach of or default under (and no event has occurred which with notice or the passage of time or both would constitute a material breach or default under) any Company Contract. No Ricon Company has given nor has any Ricon Company received from any other Person, any notice or other communication regarding the existence of any breach of, or default under, any Company Contract. As of the Closing, no Ricon Company has granted any power of attorney affecting its business or its assets that remains outstanding. Section 3.1(h)(iii) of the Disclosure Schedule contains a true and correct list of customers which collectively accounted for at least eighty percent (80%) of the Ricon Companies’ revenues during the fiscal year ended February 28, 2007 and for the period commencing March 1, 2007 through the last day of the month preceding the date hereof, together with the approximate dollar amount of sales made to each customer for each such period, and each contract, agreement or instrument to which any customer listed on Section 3.1(h)(iii) is a party is included on Section 3.1(h)(i) of the Disclosure Schedule.

(i) Litigation. Except as set forth on Section 3.1(i)(i) of the Disclosure Schedule, there is no action, suit, audit, investigation, arbitration or other legal proceeding pending or, to the Company’s Knowledge, threatened against any Ricon Company, whether at law or in equity, whether civil or criminal in nature and whether before or by any Governmental Authority. None of the proceedings identified in Section 3.1(i)(i) are reasonably likely to have a Material Adverse Effect. Except as set forth on Section 3.1(i)(ii) of the Disclosure Schedule, as of the date hereof there are no judgments, decrees, injunctions or orders of any Governmental Authority (“Orders“) binding upon any Ricon Company.

(j) Real Property. Since 1991, no Ricon Company (including any predecessor to any Ricon Company) has owned any real property, and no Ricon Company currently owns any real property. Section 3.1(j) of the Disclosure Schedule contains a list of all of the real property in which any Ricon Company currently has a leasehold interest (each a “Leased Real Property“ and collectively the “Leased Real Properties“). Section 3.1(h)(i) of the Disclosure Schedule lists each contract, agreement or instrument pursuant to which any applicable Ricon Company leases any Leased Real Property (each, a “Real Property Lease“). The Leased Real Properties constitute all real properties currently used or occupied by any Ricon Company in connection with the operation of its business. No Ricon Company has any direct or contingent continuing liability under any lease other than pursuant to the terms of the Real Property Leases. To the Company’s Knowledge, no claim has been made in writing against any Ricon Company in respect of any real property leased by any Ricon Company other than the Leased Real Properties.

(k) Leased Property. With respect to each Real Property Lease (i) all rents due and payable by the Ricon Companies under each Real Property Lease have been paid, (ii) there exists no actual or claimed material default or event of default under such Real Property Lease or event which with notice or lapse of time or both would constitute an event of default thereunder and (iii) all of the covenants to be performed by the Ricon Companies under such Real Property Leases have been fully performed through the date hereof in all material respects. Each of the Leased Real Properties is adequate and suitable for the purposes for which it is presently being used by the Ricon Companies, and, to the Knowledge of the Company, the Ricon Companies have adequate rights of ingress and egress into and from each of the Leased Real Properties. Each Real Property Lease and leasehold created thereunder is free of all Encumbrances other than Permitted Encumbrances, and the Leased Real Properties are free and clear of all Encumbrances other than Permitted Encumbrances. All improvements on the Leased Real Properties conform to all applicable state and local laws, use restrictions, building ordinances, and health and safety ordinances. No Ricon Company has received any written notice of any pending or threatened condemnations, planned public improvements, annexations, special assessments, zoning or subdivision changes, or other material adverse claims affecting the Leased Real Properties. There is no private restrictive covenant on all or any portion of any Leased Real Property which prohibits the current use of the Leased Real Property. All material licenses, permits and approvals required for the occupancy and operation of each Leased Real Property (with appurtenant parking uses) as presently being used have been obtained and are in full force and effect. No Ricon Company has granted to any person or entity, other than Buyer, any right, agreement, commitment, option, or right of first refusal, whether oral or written, with respect to the purchase, assignment or transfer of all or any portion of any Leased Real Property. No Ricon Company has made any commitment to any Governmental Authority, utility company, school board, church or other religious body, homeowner or homeowner’s association or any other organization, group or individual relating to any Leased Real Property which would impose a material obligation upon the Ricon Companies or their successors or assigns to make any contributions or dedications of money or land, or to construct, install or maintain any improvements of a public or private nature as part of any Leased Real Property or upon separate lands.

(l) Title to Assets, Properties and Rights and Related Matters. Except as disclosed on Section 3.1(l) of the Disclosure Schedule and except for Permitted Encumbrances, the Ricon Companies have good, valid and marketable title to all the properties, interests in properties and assets, (real, personal or mixed), reflected as being owned by them on the Financial Statements as of the Balance Sheet Date (except for those sold or otherwise disposed of in the ordinary course of business since the Balance Sheet Date) and to those acquired by the Ricon Companies after the Balance Sheet Date and not sold or otherwise disposed of since their acquisition, free and clear of all Encumbrances of any kind or character. As used herein, “Permitted Encumbrances“ (i) Encumbrances for current Taxes (as defined below) not yet due and payable, (ii) Encumbrances of materialmen, carriers, landlords and like Persons, all of which are not yet due and payable, and (iii) Encumbrances granted in connection with the Credit Agreements or any security documentation executed and delivered in connection therewith, which are described on Section 3.1(l) of the Disclosure Schedule and which will be released at Closing. “Encumbrances“ means all claims, security interests, mortgages, liens, pledges, charges and other encumbrances, but in any event shall not include (i) encumbrances upon assets subject to rental obligations, which under GAAP, are required to be capitalized on the books of any of the Ricon Companies and any UCC financing statements filed in connection therewith, and (ii) encumbrances arising from precautionary UCC financing statement filings or similar filings regarding operating leases and consigned goods. “UCC“ means the Uniform Commercial Code as from time to time in effect in the relevant jurisdiction.

(m) Intellectual Property.

(i) Section 3.1(m)(i)(A) of the Disclosure Schedule sets forth a complete and accurate list of all Intellectual Property that is registered or the subject of a pending application for registration, and identifies such Intellectual Property as owned by any of the Ricon Companies (“Owned Intellectual Property“), and Section 3.1(h)(i) of the Disclosure Schedule sets forth all agreement, contracts or other instruments pursuant to which any Intellectual Property is licensed to the Ricon Companies from a third party (the “Licensed Intellectual Property,” and together with the Owned Intellectual Property, the “Company Intellectual Property“). Except as disclosed on Section 3.1(m)(i)(B) of the Disclosure Schedule, the Ricon Companies own, or are validly licensed or otherwise have the right to use all Intellectual Property used in the conduct of the business of the Ricon Companies as now operated. For purposes of this Agreement, the term “Intellectual Property“ shall mean, collectively, (i) any invention or discovery (including but not limited to processes, machines, manufactures, compositions of matter, formulas, techniques,) whether patentable or not, or patents (including but not limited to all reissues, continuations, continuations-in-part, revisions, extensions, divisionals, and reexaminations thereof), (ii) any copyrights in any work of authorship recognized by foreign or domestic law, (including but not limited to databases, computer software, source code, object code, schematics, flowcharts, designs and drawings), (iii) any and all mask works, (iv) any trademarks, service marks, domain names, trade names or trade dress and all goodwill related thereto, (v) any trade secrets and other proprietary information (including but not limited to customer lists, marketing plans, product plans, and business strategies), (vi) all other intellectual property rights protectable under any laws or international conventions throughout the world, (vii) the right to apply for registrations, certificates, or renewals with respect to any of the foregoing, and (viii) the right to prosecute, enforce, obtain damages relating to, settle or release any past or present infringement or misappropriation of any of the foregoing.

(ii) Except as set forth on Section 3.1(m)(ii) of the Disclosure Schedule, to the Company’s Knowledge, no person or entity is interfering with or infringing, and no entity has misappropriated any Owned Intellectual Property Rights. None of the Owned Intellectual Property infringes upon, is in misappropriation of or otherwise conflicts with any Intellectual Property of any third party, and, to the Company’s Knowledge, none of the Owned Intellectual Property licensed by the Ricon Companies infringes upon, is in misappropriation of or otherwise conflicts with any Intellectual Property of any third party. No claim or governmental proceeding is pending, or, to the Knowledge of the Company, threatened, and no Ricon Company has received any written notice of any claim or governmental proceeding, that alleges that the conduct of the business of any Ricon Company (including, without limitation, its use of any Company Intellectual Property) infringes upon or misappropriates or conflicts with any rights in Intellectual Property claimed by any third party. Except as set forth on Section 3.1(m)(ii) of the Disclosure Schedule, no claim or governmental proceeding is pending, or, to the Knowledge of the Company, threatened, and no Ricon Company has received any written notice of any claim or governmental proceeding, that alleges that any Company Intellectual Property is invalid or unenforceable by any Ricon Company. Except as set forth on Section 3.1(m)(ii) of the Disclosure Schedule, no Owned Intellectual Property is subject to any outstanding injunction, judgment, order, decree, ruling, charge, settlement or other disposition of a legal or governmental proceeding, including opposition, cancellation or interference, and the Ricon Companies have fully complied with, paid and otherwise satisfied all such obligations.

(iii) Except as set forth on Section 3.1(m)(iii) of the Disclosure Schedule, no royalties or fees are payable by any Ricon Company to anyone for use of the Company Intellectual Property. Correct and complete copies of all agreements regarding Licensed Intellectual Property have been delivered to Buyer. All such agreements are in full force and effect and enforceable by the Ricon Companies in accordance with their terms, except to the extent that such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to creditors rights generally and to general principles of equity. There are no existing defaults or events of default, real or claimed, or events which with or without notice or lapse of time, or both, would constitute defaults under such agreements that would give the non-defaulting party a right to terminate such agreement or a right to receive any payment pursuant to such agreement.

(n) Benefit Plans.

(A) As to Benefit Plans in the United States:

(i) Section 3.1(n)(A)(i) of the Disclosure Schedule contains a true and complete list of each Benefit Plan adopted, maintained, or contributed to by any Ricon Company or under which any Ricon Company has any liability or is required to contribute (collectively, the “Company Benefit Plans“). For purposes of this Agreement:

(A) “ERISA“ means the Employee Retirement Income Security Act of 1974, as amended, and any regulations promulgated thereunder; (B) the term “ERISA Affiliate“ of the Company means any other entity which, together with the Company, would be treated as a single employer under Code Section 414 or ERISA Section 4001(b), (C) the term “Benefit Plan“ means any pension, retirement, savings, disability, medical, dental, health, life, retiree, incentive, severance pay, death benefit, group insurance, profit-sharing, deferred compensation, stock option, stock purchase, bonus, vacation pay, trust, employment, retention, change in control, contract, agreement (including without limitation agreements or contracts including “golden parachute” provisions), or policy (including, without limitation, any pension plan as defined in Section 3(2) of ERISA and any welfare plan as defined in Section 3(1) of ERISA), whether or not any of the foregoing is funded or insured, written or oral, qualified or non-qualified, or currently effective or terminated, which provides benefits or a current or future rights to benefits, to any current or former employees or directors (or beneficiary of any employee, former employee or director) of any Ricon Company, or as to which any Ricon Company has liability.

(ii) The Company has provided to Buyer true and complete copies of (A) each Company Benefit Plan including all governing plan documents (and amendments thereto) and/or written descriptions of any oral Company Benefit Plans, (B) summary plan descriptions, summaries of material modifications, and any other substantive communications describing the terms of the Company Benefit Plans, (C) the most recently filed annual reports (IRS Forms 5500 and all schedules attached thereto) for each Company Benefit Plan, if applicable, (D) all correspondence between the Company and any Governmental Authority with respect to any Company Benefit Plan during the last calendar year (other than routine tax or other required filings), (E) the most recent annual valuation, accounting or financial report for each Company Benefit Plan, if applicable, and (F) the most recent favorable determination letter or opinion letter issued by the Internal Revenue Service (“IRS”) for any Company Benefit Plan that is intended to be qualified.

(iii) Except as set forth on Section 3.1(n)(A)(iii) of the Disclosure Schedule: each Company Benefit Plan that is intended to be qualified under Section 401(a) of the Code has (a) obtained a current favorable determination letter issued by the IRS , (b) is entitled to rely on a current, favorable opinion letter issued by the IRS , or (c) has a remedial amendment period that has not yet expired during which the Company may file for a favorable determination letter with respect to all provisions of such Company Benefit Plan.

(iv) Except as set forth on Section 3.1(n)(A)(iv) of the Disclosure Schedule, all Company Benefit Plan documents and annual reports or returns, audited or unaudited financial statements, actuarial valuations, summary annual reports, and summary plan descriptions issued with respect to the Benefit Plans are correct and complete and have been timely filed with the IRS, the Department of Labor or the required Governmental Authority and distributed to participants of the Company Benefit Plans (to the extent required by Law).

(v) There are no unresolved claims or disputes under the terms of, or in connection with, the Company Benefit Plans other than claims for benefits which are payable in the ordinary course of business and there is no action, proceeding, prosecution, inquiry, hearing, audits before a Governmental Authority, or investigation that is pending or has been commenced with respect to any Company Benefit Plan, or, to the Knowledge of the Company, has been threatened with respect to any Company Benefit Plan.

(vi) Neither the Company nor any of its ERISA Affiliates have at any time sponsored, contributed to, or been obligated under Title I or Title IV of ERISA to contribute to a “defined benefit plan” (as defined in ERISA 3(35)). Neither the Company nor any of its ERISA Affiliates have ever had an “obligation to contribute” (as defined in ERISA Section 4212) to a “multi-employer plan” (as defined in ERISA Sections 4001(a)(3) and 3(37)(A)). The Company has no liability under Title IV of ERISA either directly or through its ERISA Affiliates. Neither the Company nor any of its ERISA Affiliates have at any time sponsored, contributed to or been obligated to contribute to a “multiple employer welfare arrangement” as that term is defined in Section 3(40) of ERISA for which the Company would have liability.

(vii) The Company has complied in all material respects with the health care continuation requirements of Section 4980B of the Code and Section 601 et seq. of ERISA.

(viii) Except as set forth on Section 3.1(n)(A)(viii) of the Disclosure Schedule, no Ricon Company has any liability for post-retirement welfare benefits, including retiree medical benefits for current or former employees or directors (or their beneficiaries) other than (a) coverage mandated by Part 6 of Title I of ERISA or Section 4980B of the Code or state Law, or (b) disability benefits under a welfare plan that is fully provided for by insurance.

(ix) Except as set forth on Section 3.1(n)(A)(ix) of the Disclosure Schedule, each Company Benefit Plan complies with and has been administered in all material respects with the applicable requirements of ERISA, the Code, and with the applicable requirements of all other Laws governing such Company Benefit Plan. Except as set forth on Section 3.1(n)(A)(ix) of the Disclosure Schedule, (A) each Company Benefit Plan has at all times been properly administered in accordance with its terms, and (B) each Company Benefit Plan that is subject to Section 409A of the Code has been maintained and operated in good faith based on IRS guidance with respect to Section 409A of the Code.

(x) All contributions and payments with respect to the Company Benefit Plans (including employee salary reduction contributions) that are required to be made by the Company or any of its ERISA Affiliates with respect to periods ending on or before the Closing Date have been made or will be accrued before the date hereof by the appropriate Ricon Company in accordance with the appropriate actuarial valuation report or insurance contracts or arrangements and have been properly reflected in the Interim Financial Statements, if required.

(xi) With respect to each Company Benefit Plan, there has not occurred, nor is any person contractually bound to enter into, any non-exempt “prohibited transaction” within the meaning of Section 4975 of the Code or Section 406 of ERISA.

(xii) Except as set forth on Schedule 3.1(n)(A)(xii) of the Disclosure Schedule and except for acceleration of the vesting Options, neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated thereby will (A) entitle any current or former employee or director of any Ricon Company to severance pay or any payment contingent upon a change in control or ownership of the Company except for acceleration of the vesting Options, (B) increase or enhance any benefits payable under any Company Benefit Plan, or (C) accelerate the time of payment or vesting, or increase the amount, of any compensation due to any such employee or former employee.

(B) As to Benefit Plans in the United Kingdom:

(i) For the purpose of this Section 3.1(n)(B), the term “Pension Scheme“ means the Ricon UK Limited Group Money Purchase Scheme and the term “Life Scheme“ means the Ricon UK Limited Group Life Scheme;

(ii) The Pension Scheme and the Life Scheme are the only arrangements to which Ricon UK Limited has any liability for the purpose of providing benefits on retirement or death for or in respect of any of its current or former employees.

(iii) The Company has supplied to the Buyer documents containing all material details of the Pension Scheme, the Life Scheme and of Ricon UK Limited’s and its employees’ obligations and liabilities under them. These documents include, but are not limited to, the following:

(A) All trust deeds, rules, resolutions, policies and other documents establishing or governing the Pension Scheme and Life Scheme;

(B) All announcements, explanatory booklets and notices issued to members of the Pension Scheme and the Life Scheme and to employees of Ricon UK Limited concerning the Pension Scheme or the Life Scheme;

(C) The most recent trustee report and accounts relating to the Pension Scheme;

(D) Data for all members and beneficiaries (including names, dates of birth, pensionable salaries, dates of starting pensionable service, dates of joining Ricon UK Limited, membership category, whether active, deferred, pensioner or dependant);

(E) The latest payment schedule for the Pension Scheme and details of additional voluntary contributions which are payable under the Pension Scheme and details of any salary or bonus sacrifice arrangements currently in place describing the following:

1. Any earmarking or pension sharing orders;

2. Letter from the Inland Revenue confirming exempt approval;

3. Contracting-out certificates issued to Ricon UK Limited; and

4. Names and addresses of trustees; details of trustee selection and appointment procedures; internal dispute resolution procedures; registration with the Pension Schemes Registry; any correspondence with the Occupational Pensions Regulatory Authority within the last three years; statement of investment principles; schedule of investments, investment management agreements, custody agreements and any other agreements (including data processing agreements).

(iv) The Pension Scheme is approved as an exempt approved scheme (within the meaning of Chapter I of Part XIV of the Income and Corporation Taxes Act 1988), and to the Company’s Knowledge, there is no reason why this approval could be withdrawn.

(v) There is in force in respect of each employment with Ricon UK Limited to which the Pension Scheme relates an appropriate contracting-out certificate. To the Company’s Knowledge, there is no reason why any such contracting-out certificate could be cancelled by the National Insurance Contributions Office.

(vi) Ricon UK Limited, the Pension Scheme and the Life Scheme comply and have at all times complied with all legal and regulatory requirements (including equal treatment and data protection requirements), and the payment schedule relevant to the Pension Scheme and Ricon UK Limited’s participation in the Pension Scheme. Ricon UK Limited complies and has at all time complied with any duty to facilitate access to a stakeholder pension scheme (under section 3 of the Welfare Reform and Pensions Act 1999) and with any equal treatment or other anti-discrimination requirements relevant to the provision of retirement or death benefits.

(vii) No claim, dispute, complaint or investigation has arisen which relates to the Pension Scheme or the Life Scheme or to the provision of retirement or death benefits in respect of the current and former employees of Ricon UK Limited, and, to the Company’s Knowledge, there is no reason why any such claim, dispute, complaint or investigation could arise.

(viii) All amounts payable by, to and in respect of the Pension Scheme and the Life Scheme have been paid.

(ix) The Pension Scheme will not be amended, closed, terminated or wound up in whole or in part before the Closing Date.

(x) All death in service benefits under the Pension Scheme and the Life Scheme are fully insured.

(xi) All benefits under the Pension Scheme (other than those which are fully insured) are calculated on a money purchase basis only and there is no obligation on Ricon UK Limited or under the Pension Scheme (other than in the case of those benefits which are fully insured) to provide any specified level of benefits.

(o) Transactions with Affiliates. Listed on Section 3.1(h)(i) of the Disclosure Schedule are all transactions, contracts, agreements or arrangements involving any Ricon Company and any of their Affiliates. The term “Affiliate,” with respect to any Ricon Company, means (i) each person or entity who is or has been within one year prior to the time in question an officer, director or direct or indirect beneficial holder of at least 10% of any class of the outstanding capital stock or other equity interests of any Ricon Company and, with respect to individuals, the immediate family of each such individual, or (ii) any other person or entity that, directly or indirectly, through one or more intermediaries, controls, or is controlled by or is under common control with any Ricon Company; provided, that, the term Affiliate shall specifically exclude any and all portfolio companies owned or controlled by CGW Southeast Partners IV, L.P. or any of their respective related or affiliated funds or investment vehicles. Except as set forth on Section 3.1(o) of the Disclosure Schedule, no Affiliate of the any Ricon Company: (i) is a director or officer or has any direct or indirect interest in any person or entity which is a supplier, vendor, landlord, sales agent or competitor of the Company; (ii) owns or has any interest in, directly or indirectly, in whole or in part, any tangible or intangible property used in the conduct of the Company’s business (including any Ricon Subsidiary); (iii) is owed any money by the Company, nor does any Affiliate owe money to the Company, and the Company does not have an agreement to make any loans, payments or transfers of the Company’s assets to any Affiliate.

(p) Authority; Validity; No Defaults or Conflicts. The execution and delivery of this Agreement and the other documents and instruments to be executed and delivered by the Parent and Company pursuant hereto and the consummation by the Parent and the Company of the transactions contemplated hereby and thereby have been duly authorized. No further act or proceeding on the part of the Parent or the Company is necessary to authorize this Agreement or the other documents and instruments to be executed and delivered by the Parent or the Company pursuant hereto or the consummation by the Parent or the Company of the transactions contemplated hereby and thereby. This Agreement constitutes, and when executed and delivered, the other documents and instruments to be executed and delivered by the Parent or Company pursuant hereto will constitute, valid and binding agreements of the Parent and the Company, enforceable against them in accordance with their respective terms, except as such may be limited by bankruptcy, insolvency, reorganization or other Laws affecting creditors’ rights generally, and by general equitable principles. Other than as listed on Section 3.1(p) of the Disclosure Schedule, neither the execution nor delivery of this Agreement and any other agreements, instruments, certificates and documents required to be executed and delivered by this Agreement (together with this Agreement, the “Documents“ each a “Document“) by the Ricon Companies nor the performance by the Ricon Companies of their obligations hereunder and thereunder will (i) violate any of the provisions of the Ricon Companies’ Fundamental Documents; (ii) violate any Law or Order applicable to the Ricon Companies, or (iii) violate, result in a breach of, or constitute a default of any provision of any Company Contract or contract, agreement or other instrument by which the Shares or any shares of capital stock relating to the Company or any other Ricon Subsidiary may be bound.

(q) No Government Authority or Consents Required. Other than as listed on Section 3.1(q) of the Disclosure Schedule, no consent, authorization or approval or other action by, and no notice to or declaration, filing or registration with, any Governmental Authority or any third party will be required to be obtained or made by the Sellers or the Ricon Companies in connection with the due execution and delivery by the Parent, the Company, or the Sellers of this Agreement, performance by the Parent (prior to Closing), the Company or the Sellers or the consummation by the Parent, the Company, or the Sellers of the transactions contemplated hereby.

(r) Insurance. Set forth on Section 3.1(r)(i) of the Disclosure Schedule is a true and complete list and description of all insurance policies of the Ricon Companies in force on the date hereof, together with a claim history report for a period of not less than 12 months prior to the date hereof for each policy. Section 3.1(r)(ii) of the Disclosure Schedule sets forth any contract or arrangement, other than a policy of insurance, for the transfer or sharing of any risk by the Ricon Companies. Section 3.1(r)(iii) of the Disclosure Schedule sets forth all obligations of the Ricon Companies to third parties with respect to insurance (including such obligations under leases and service agreements) and identifies the policies under which such coverage is provided. All such policies are in full force and effect, all premiums due shall have been paid and no notice of cancellation or termination or intent to cancel has been received by the Ricon Companies with respect to any insurance policy currently in effect which is presently owned or held by the Ricon Companies, insuring the material products, properties, assets, business or operations of the Ricon Companies or their respective potential liabilities to third parties. No Ricon Company is in default under any such insurance policies.

(s) Taxes.

Except as set forth on Section 3.1(s) of the Disclosure Schedule,

(i) The Ricon Companies have timely filed with the appropriate Taxing authorities all Tax returns (meaning any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof) required to be filed, and such Tax returns are correct and complete in all material respects. None of the Ricon Companies is the beneficiary of any extension of time within which to file any Tax return. All Taxes owed by all the Ricon Companies as of the date hereof have been fully and timely paid or properly accrued for, in accordance with GAAP and past practices, on the most recent financial statements of the Ricon Companies. There are no Encumbrances for any Taxes (other than an encumbrance for current real property or ad valorem Taxes not yet due and payable) on any of the assets of any of the Ricon Companies.

(ii) None of the Ricon Companies has received any notice of assessment or proposed assessment in connection with any Taxes, and there are no pending or, to the Knowledge of the Company, threatened disputes, claims audits or examinations regarding any Taxes of any Ricon Company. None of the Ricon Companies has waived any statute of limitations in respect of any Taxes or agreed to a Tax assessment or deficiency which waiver is currently in effect.

(iii) None of the Ricon Companies is a party to any Tax allocation or sharing agreement and none of the Ricon Companies is a member of an affiliated group filing a consolidated federal income Tax return other than the group whose parent is Parent.

(iv) During the five-year period ending on the date hereof, none of the Ricon Companies was a distributing corporation or a controlled corporation in a transaction intended to be governed by Section 355 of the Code.

(v) None of the Ricon Companies has made any payments that were disallowed as a deduction under Section 280G or 162(m) of the Code; none of the Ricon Companies is obligated to make any payments, or is a party to any contract that could obligate it to make a payment that could be disallowed as a deduction under Section 280G or 162(m) of the Code.

(vi) The Ricon Companies have withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.

(vii) The unpaid Taxes of the Ricon Companies did not, as of the most recent fiscal month end, exceed the reserve for Taxes (rather than any reserve for deferred Taxes established to reflect timing difference between book and Tax income) set forth on the face of the most recent balance sheet and do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Ricon Companies in filing its Tax returns. Since the date of the most recent balance sheet, the Ricon Companies have not incurred any liability for Taxes arising from extraordinary gains or losses, as that term is used in GAAP, outside the Ordinary Course of Business consistent with past custom and practices.

(viii) The Company has not entered into any transaction that constitutes a “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4(b) or a “listed transaction” as described in Treasury Regulations Section 301.6111-2(b)(2).

(ix) The Ricon Companies are not required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any:

(A) Change in method of accounting for a taxable period ending on or prior to the Closing Date;

(B) “closing agreement” as described in Code §7121 (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing Date;

(C) Intercompany transaction or excess loss account described in Treasury Regulations under Code §1502 (or any corresponding or similar provision of state, local or foreign income Tax law);

(D) Installment sale or open transaction disposition made on or prior to the Closing Date; or

(E) Prepaid amount received on or prior to the Closing Date.

(x) The term “Tax“ or “Taxes“ means, any federal, state, county, local, or foreign taxes, charges, fees, levies, imposts, duties or other assessments, including, all income taxes (including any tax on or based upon net income, gross income, or income as specially defined, or earnings, profits, or selected items of income, earnings or profits) and all gross receipts, sales, use, ad valorem, real property, personal property, environmental, excise, transfer, stamp, capital stock, franchise, license, withholding, payroll, employment, occupations, disability, severance, social security or windfall profits taxes, alternative or add-on minimum taxes, registration, imposts or customs duties imposed or required to be withheld by the United States or any state, county, local or foreign government or subdivision or agency thereof, including liability as successor to another person or entity, any interest and any penalties, additions to tax or additional amounts imposed by any taxing authority on such Person.

(t) Compliance with Laws. Except as set forth on Section 3.1(t) of the Disclosure Schedule:

(i) Each Ricon Company is in compliance with all applicable laws, rules, regulations, statutes, codes, ordinances, decrees and orders of any Governmental Authority (collectively, “Laws“). No Ricon Company is subject to any order issued by any Governmental Authority which has had or may result in a Material Adverse Effect. No Ricon Company has received any written notice of any actual or alleged claim or violation of any such Law.

(ii) Each Ricon Companies has all governmental permits, licenses, consents approvals, franchises and other authorizations necessary for the conduct of its business as presently conducted (collectively, “Permits“). Schedule 3.1(t) lists and describes each material Permit that relates to a Ricon Company. There are no proceedings relating to the suspension, revocation or modification of any Permit, and to the Company’s Knowledge, no third party has threatened to bring any such proceedings.

(iii) Each Ricon Company is in compliance with the terms of the Permits.

(iv) No Ricon Company has given any undertaking to or is subject to any order of or investigation by or any current request for information from, any competition authority including, without limitation, the United Kingdom Office of Fair Trading or the Commission of the European Community under applicable English or European legislation, where such undertaking, order, investigation or request for information is likely to cause or concerns any matter likely to give rise to any material loss or liability of any Ricon Company.

(v) In the preceding five (5) years, no director, officer, agent or employee of any Ricon Company, or any Person associated with or acting for or on behalf of any Ricon Company, has directly or indirectly (a) made any contribution, gift, bribe, rebate, payoff, influence payment, kickback or other payment to any Person, private or public, regardless of form, whether in money, property or services, in violation of any Law, or (b) established or maintained any fund or asset or other property of any Ricon Company that has not been recorded in the books and records of the Ricon Companies.

(u) Environmental, Health and Safety Matters.

(i) The Company has made available to the Buyer copies of all environmental site assessments, reports and studies conducted by or on behalf of any Ricon Company, or that are otherwise in any Ricon Company’s possession. Section 3.1(u)(i) of the Disclosure Schedule contains a listing of such environmental assessments, reports and studies.

(ii) For purposes of this Agreement:

(A) “Environmental, Health and Safety Requirements“ shall mean all federal, state, local and foreign statutes, regulations, rules, codes, (laws (including without limitation common law) and reporting or licensing requirements concerning pollution or protection of the environment (including ambient outdoor and indoor air, surface water, ground water, land surface or subsurface strata) or workplaces health or safety, including without limitation: (i) the Comprehensive Environmental Response Compensation and Liability Act, (42 U.S.C. §§9601 et seq.) (“CERCLA“); (ii) the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act, as amended, (42 U.S.C. §§6901 et seq.), (“RCRA“); (iii) the Emergency Planning and Community Right to Know Act (42 U.S.C. §§11001 et seq.); (iv) the Clean Air Act (42 U.S.C. §§ 7401 et seq.); and (v) the Clean Water Act (33 U.S.C. §§1251 et seq.). Environmental, Health and Safety Requirement shall also include any regulation, code, plan, order, decree, judgment, notice or demand issued, entered by, promulgated or approved by any Environmental, Health and Safety Requirement.

(B) “Hazardous Materials”“ means any chemical, waste, by—product, pollutant, contaminant, compound, product, substance, equipment or fixture defined as or deemed to be hazardous or toxic under any applicable Environmental, Health and Safety Requirement in effect as of the Closing Date.

(C) “Release“ shall have the same meaning ascribed thereto hereunder as under CERCLA Section 101(22) except that it shall apply to and all Hazardous Materials, not just CERCLA hazardous substances.

Except as set forth on Section 3.1(u) of the Disclosure Schedule, each Ricon Company:

(D) Currently is, and at all times since January 1, 2002 has been, in compliance with all Environmental, Health and Safety Requirements, the non-compliance with which would likely result in a Material Adverse Effect;

(E) has not received any written notice regarding any actual or alleged material violation of any Environmental, Health and Safety Requirements or any liabilities or potential liabilities (whether accrued, absolute, contingent, unliquidated or otherwise), including any investigatory, remedial or corrective obligations, relating to any Ricon Company or any of their respective facilities arising under any Environmental, Health and Safety Requirement. No Ricon Company has been notified in writing that it is potentially liable under or received any written requests for information or other correspondence concerning any site or facility under CERCLA or any similar state, local, or foreign Law;

(F) has accurately prepared and timely filed with the appropriate jurisdictions all reports and filings required pursuant to any Environmental, Health and Safety Requirements applicable to or affecting any Ricon Company or its business;

(G) has not entered into or received, nor is any Ricon Company in default under, any consent decree, compliance order, administrative order, judgment, order, writ or injunction of any Governmental Authority relating to Environmental, Health and Safety Requirements; and

(H) has obtained all permits, licenses, approvals, consents, orders and authorizations that are required under Environmental, Health and Safety Requirements (“Environmental Permits“) for conducting the operations of any Ricon Company as currently being conducted or the ownership of the assets and properties owned or used by any Ricon Company, and Section 3.1(u) of the Disclosure Schedule contains a list of each such Environmental Permit. Each Ricon Company is in compliance with each Environmental Permit, and no Environmental Permit materially restricts any Ricon Company from operating any equipment covered by such Environmental Permit in the manner operated in the business of such Ricon Company.

(iii) With respect to each Ricon Company:

(A) There are no actions, suits, claims, arbitration proceedings, or complaints pending or, to the Company’s Knowledge, threatened by any citizen or Governmental Authority relating to compliance with Environmental, Health and Safety Requirements, or the condition of the Leased Real Properties or any real property owned, leased or operated by any Ricon Company, or, to the Company’s Knowledge, any of their predecessors or current or former subsidiaries;

(B) there has been no disposal, spillage, burial, placement or other Release of Hazardous Materials by any Ricon Company, or any of their predecessors or current or former subsidiaries, or by any other party on, in, at, about, or from any of the Leased Real Property or any real property formerly owned, leased or operated by any Ricon Company or any of their predecessors or current or former subsidiaries;

(C) all waste containing any Hazardous Materials generated, used, handled, stored, treated or disposed of by any Ricon Company, or, to the Company’s Knowledge, any of their predecessors or current or former subsidiaries, has been Released or disposed of in compliance with all applicable reporting requirements under any Environmental, Health and Safety Requirements and no Ricon Company has any Knowledge of any environmental claim with respect to any such Release or disposal;

(D) except as set forth on Section 3.1(u) of the Disclosure Schedule, no audit or other investigation has been conducted as to Environmental, Health and Safety Requirements at any Leased Real Property by any private party during the period during which any Ricon Company, or any of their predecessors or current or former subsidiaries, owned, leased or operated such properties; and

(E) no building or other improvement located on any Lased Real Property contains any asbestos or asbestos containing materials. No asbestos or asbestos containing materials are used or have been used by any Ricon Company, or, to the Company’s Knowledge, any of their predecessors or current or former subsidiaries in manufacturing, assembly, operations or otherwise in connection with the business of the Ricon Companies.

(v) Labor Relations; Employees. Section 3.1(v)(i) of the Disclosure Schedule contains a correct and complete list of all present employees and sales representatives employed or engaged by any Ricon Company. Except as set forth on Section 3.1(v)(ii) of the Disclosure Schedule, the employment of all employees is terminable at will by the applicable Ricon Company without any penalty or severance obligation other than as may be proscribed by Law. Except as set forth on Section 3.1(v)(iii) of the Disclosure Schedule, since January 1, 2004, the Ricon Companies have been in material compliance with all Laws relating to labor and employment practices (“Labor Laws“). No Ricon Company is a party to any collective bargaining agreement or similar agreement. As of the date hereof, there is (i) no unfair labor practice complaint pending against any Ricon Company or, to the Knowledge of the Company, overtly threatened against any of them, and there is no grievance or arbitration proceeding arising out of or under any collective bargaining agreement pending or, to the Knowledge of the Company, overtly threatened against any of them, and (ii) no strike, labor dispute, slowdown or stoppage pending or, to the Knowledge of the Company, overtly threatened against any Ricon Company.

(w) Product Warranties. Except as set forth on Section 3.1(w)(ii) of the Disclosure Schedule, each product manufactured, sold, leased or delivered in connection with the operation of the business of the Ricon Companies has been in material conformity with all applicable contracts and all express and implied warranties, and no Ricon Company has any liability for replacement or repair thereof or other material damages in connection therewith in excess of the reserves therefor set forth on the balance sheet of the Interim Financial Statements with respect to which any claim that has been asserted. In addition, no Ricon Company has knowledge of facts that could reasonably be expected to give rise to a claim that might be asserted against any Ricon Company, subject in each case only to returns of Products or warranty, in each case in the ordinary course of business. Section 3.1(w)(ii) of the Disclosure Schedule sets forth all of the terms and conditions of the applicable guaranty, warranty and indemnity of each Ricon Company in connection with products manufactured, assembled, produced, distributed, serviced or sold, or services provided, by the Ricon Companies. Except as described on Section 3.1(w) of the Disclosure Schedule, no product manufactured, assembled, produced, distributed, serviced or sold, or service provided, by any Ricon Company is subject to any other guaranty, warranty or other indemnity.

(x) Product Liability. Except as set forth on Section 3.1(x) of the Disclosure Schedule, (i) there is no notice, demand, claim, action, suit, inquiry, hearing, proceeding, notice of violation or investigation of a civil, criminal or administrative nature by or before any court or other Governmental Authority against or involving any product, substance or material (collectively, “Product“), or class of claims or lawsuits involving a Product manufactured, assembled, produced, distributed, serviced or sold by or on behalf of any Ricon Company which is pending or, to the Company’s Knowledge, threatened, on behalf of the purchaser of any Product, resulting from an alleged defect in design, manufacture, materials or workmanship of any Product manufactured, assembled, produced, distributed, serviced or sold by or on behalf of any Ricon Company, or any alleged failure to warn or from any breach of express or implied specifications or warranties or representations, and (ii) there has not been, nor is there under consideration or investigation by any Ricon Company, any Product recall or post-sale warning (collectively, such recalls and post-sale warnings are referred to as “Recalls“) conducted by or on behalf of any Ricon Company concerning any Product manufactured, assembled, produced, distributed, serviced or sold by or on behalf of any Ricon Company or, to the Knowledge of Company, any Recall conducted by or on behalf of any entity as a result of any alleged defect in any Product supplied by any Ricon Company. Since the date of the Interim Financial Statements, except as set forth on Section 3.1(x) of the Disclosure Schedule, to the Knowledge of the Company, no events, conditions, circumstances, activities, practices, incidents, actions, omissions or plans have existed or occurred that could reasonably be expected to give rise to any liability or otherwise form the basis of any claim based on or related to any Product that was or allegedly was manufactured, assembled, produced, distributed, serviced or sold by or on behalf of any Ricon Company.

(y) Brokers. Except as specifically referenced in Section 1.2(b)(ii) hereof, no agent, broker, investment banker or other Person acting on behalf of any Ricon Company or under the authority of any Ricon Company will be entitled to any fee or commission, directly or indirectly, before or after Closing, from the Buyer, or after Closing from any Ricon Company in connection with any of the transactions contemplated hereby.

(z) NO OTHER REPRESENTATIONS OR WARRANTIES. NEITHER THE COMPANY, NOR ANY SELLER IS MAKING ANY REPRESENTATION OR WARRANTY,

EXPRESS OR IMPLIED, OF ANY NATURE WHATSOEVER WITH RESPECT TO THE PARENT, THE COMPANY OR ANY RICON SUBSIDIARY, INCLUDING ANY OF THE ASSETS, PROPERTIES OR RIGHTS OF THE PARENT, THE COMPANY OR ANY RICON SUBSIDIARY, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN THIS AGREEMENT, AND EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, THE CONDITION OF THE ASSETS, PROPERTIES AND RIGHTS OF THE PARENT, THE COMPANY AND EACH RICON SUBSIDIARY SHALL BE “AS IS,” “WHERE IS” AND “WITH ALL FAULTS.”

3.2	Representations and Warranties of the Sellers.

As of the date hereof (unless such representation or warranty expressly relates to a specific date, in which case, as of such date), the Sellers hereby severally represent and warrant to the Buyer as to themselves and their ownership of the Shares held by them, as follows:

(a) Organization, Authority, Enforceability, No Violation, Etc.

(i) CGW is a limited partnership duly organized, validly existing, and in good standing under the laws of the State of Delaware. CGW has the requisite power to execute and deliver this Agreement and the other Documents to which it or he is or will be a party and to perform its obligations under each Document. The execution and delivery by CGW of each Document to which it is or will be a party and the performance by CGW of its obligations hereunder and thereunder have been or shall be duly and validly authorized by all necessary corporate action on the part of CGW. Each Document to which CGW is or will be a party has been, or upon its execution and delivery will be, duly and validly executed and delivered by CGW and is, or upon the execution and delivery of such Document will be (assuming the valid authorization, execution and delivery of such Document by the other parties thereto) a valid and binding obligation of CGW, enforceable against CGW in accordance with its terms, except to the extent that such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to creditors’ rights generally and to general principles of equity.

(ii) Baldwin is an individual resident of the State of California and has the capacity to execute and deliver this Agreement and the other Documents to which he is or will be a party and to perform his obligations under each Document. Each Document to which Baldwin is or will be a party has been, or upon its execution and delivery will be, duly and validly executed and delivered by Baldwin and is, or upon the execution and delivery of such Document will be, (assuming the valid authorization, execution and delivery of such Document by the other parties thereto) a valid and binding obligation of Baldwin, enforceable against Baldwin in accordance with its terms, except to the extent that such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to creditors’ rights generally and to general principles of equity.

(iii) Except as set forth on Section 3.2(a)(iii) of the Disclosure Schedule, neither the execution nor delivery by the Sellers of any Document to which it or he is or will be a party, the consummation by the Sellers of the transactions contemplated hereby and thereby nor the performance by the Sellers of their obligations thereunder will (i) violate any provision of CGW’s Fundamental Documents, (ii) violate any material Law or Order applicable to the particular Seller, or (iii) violate, result in a breach of, or constitute a default of any provision of any material contract or agreement to which a Seller is a party or by which the Shares may be bound, except any such violation, breach or default which would not have an adverse effect on the Seller’s ability to perform its obligations under the Documents to which the Seller is or will be a party. As used in this Agreement, the term “Governmental Authority“ means any federal, state, local, national, suprational or foreign government, authority, instrumentality, department, commission, board, bureau, agency or court of the United Kingdom or the United States, as applicable.

(iv) Except as set forth on Section 3.2(a)(iv) of the Disclosure Schedule, no filing with, and no permit, authorization, consent or approval of, any individual, corporation, association, limited liability company, partnership, joint venture or other entity or organization of any kind or Governmental Authority (collectively, a “Person“) is required to be obtained or made by either Seller for the valid authorization, execution, delivery by the Seller of or performance under any Document to which he or it is or will be a party as contemplated hereby or for his or its consummation of the transactions contemplated hereby or thereby.

(b) Ownership. Each Seller is the lawful owner, of record and beneficially, of the Shares held by it or him and has good title to such Shares held by it or him, free and clear of any and all Encumbrances.

(c) Brokers. Except as specifically referenced in Section 1.2(b)(ii) hereof, no agent, broker, investment banker or other Person acting on behalf of either Seller or under the authority of either Seller is or will be entitled to any fee or commission directly or indirectly from the Buyer or from the Parent, the Company or any Ricon Subsidiary after Closing in connection with any of the transactions contemplated hereby.

(d) NO OTHER REPRESENTATIONS OR WARRANTIES. NEITHER CGW NOR BALDWIN IS MAKING ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, OF ANY NATURE WHATSOEVER WITH RESPECT TO CGW OR BALDWIN, INCLUDING ANY OF THEIR RESPECTIVE ASSETS, PROPERTIES OR RIGHTS, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN THIS AGREEMENT.

3.3	Representations and Warranties of Buyer.

As of the date hereof (unless such representation or warranty expressly relates to a specific date, in which case, as of such date), the Buyer represents and warrants to the Sellers and the Company as follows:

(a) Organization, Authority, Enforceability, No Violation, Etc.

(i) The Buyer is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware. The Buyer has all requisite power and authority to execute and deliver each of the Documents to which it is or will be a party as contemplated hereby and to perform its obligations under each such Document. The execution and delivery by the Buyer of each of the Documents to which it is a party and the performance by the Buyer of its obligations thereunder have been or will be duly and validly authorized by all necessary legal action on the part of the Buyer. Each of the Documents to which the Buyer is a party has been, or upon its execution and delivery will be, duly and validly executed and delivered by the Buyer and is, or upon its execution and delivery will be, (and assuming the valid authorization, execution and delivery of such Document by the other parties thereto) a valid and binding obligation of the Buyer, enforceable against it in accordance with its terms, except to the extent that such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to creditors’ rights generally and to general principles of equity.

(ii) Except as set forth on Section 3.3(a) of the Disclosure Schedule, neither the execution nor delivery by the Buyer of any of the Documents to which it is or will be a party, nor the performance by the Buyer of its obligations hereunder or thereunder, nor compliance by the Buyer with any of the provisions hereof or thereof will (i) violate any provision of the Buyer’s Fundamental Documents, (ii) violate any Law or Order, applicable to the Buyer or its assets, or (iii) violate, result in a breach of, or constitute a default of (with notice or lapse of time or both) any provision of any material contract or agreement to which the Buyer is a party or by which its assets may be bound, except for such violations, breaches or defaults that would not reasonably be likely to have an adverse effect on the ability of the Buyer to perform its obligations under the Documents to which it is or will be a party and to consummate the transactions contemplated hereunder or thereunder.

(b) No Consent or Approval Required. Except as set forth on Section 3.3(b) of the Disclosure Schedule, no consent, approval or authorization of, or permit, authorization, declaration to or filing with, any Person is required to be obtained or made by Buyer for the valid authorization, execution, delivery by the Buyer of or performance under any Document to which it is or will be a party as contemplated hereby or for its consummation of the transactions contemplated hereby or thereby.

(c) Brokers. No agent, broker, investment banker, or other Person acting on behalf of the Buyer or under the authority of such Person is or will be entitled to any fee or commission directly or indirectly from the Parent, the Company, or the Sellers, prior to, or with respect to the Sellers, after the consummation of the transactions contemplated hereby, or in connection with the transactions contemplated hereby.

(d) No Distribution, Investment Intent. Buyer is acquiring the Shares hereunder for its own account, not as a nominee or agent, for investment and not with a view to the distribution thereof in violation of any applicable securities Law.

(e) Resale Restrictions. Buyer understands that (i) the Shares have not been, and will not be, registered or qualified under any securities Laws, by reason of their sale in a transaction exempt from the registration or qualification requirements of such Laws, and (ii) the Shares must be held indefinitely unless a subsequent disposition thereof is registered or qualified under all applicable securities Laws or is exempt from such registration or qualification.

(f) Experience. Buyer has such knowledge and experience in financial and business matters that it is capable of evaluating the risks and merits of its purchase of the Shares and has the capacity to protect its own interests. Buyer confirms that the Sellers have given Buyer the opportunity to ask questions of the officers and management employees of the Parent, the Company, the Sellers and the Ricon Subsidiaries, to acquire additional information about the business and financial condition of the Parent, the Company and the Ricon Subsidiaries, and to access the facilities, books and records relating to the Parent’s, the Company’s and the Ricon Subsidiaries’ business. Buyer has not relied and is not relying upon any statement or representation not made in this Agreement or any other Document.

(g) Capitalization. Buyer has sufficient capital to perform its obligations under this Agreement, including it obligations to make the payments contemplated in Article I.

ARTICLE IV

CONDUCT AND TRANSACTIONS PRIOR TO, AT AND AFTER CLOSING

4.1	Antitrust Notification; Consents of Regulatory Authorities.

(a) Each of the parties hereto acknowledge and agree that no notification is required by their respective “ultimate parent entities” (as defined in the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder, the “HSR Act“) under the HSR Act with the United States Federal Trade Commission (the “FTC“) or the Antitrust Division of the United States Department of Justice (the “Antitrust Division“), or under any international antitrust jurisdiction. Buyer and the Sellers shall each pay one-half of the filing fees in connection with all such notifications. Each party shall consult with the other parties with respect thereto prior to making any communication, written or oral, with any antitrust jurisdiction with respect to this Agreement or the transactions contemplated hereby.

(b) Upon the terms and subject to the conditions of this Agreement, each of the parties hereto shall use its commercially reasonable efforts to take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws or otherwise to consummate and make effective the transactions contemplated by this Agreement, including, without limitation, using its commercially reasonable efforts to obtain all permits, consents, approvals, authorizations, qualifications and orders of Government Authorities and parties to contracts with the Company as are necessary for the consummation of the transactions contemplated hereby and to fulfill the conditions to the Closing. The Company will use commercially reasonable efforts to obtain, prior to the Closing, all consents listed on Section 3.1(q) of the Disclosure Schedule or otherwise required to consummate the transactions contemplated hereby. All such consents shall be in writing and in form and substance reasonably satisfactory to Buyer, and executed counterparts shall be delivered to Buyer promptly after receipt, but in no event later than the Closing.

(c) In case, at any time after the Closing Date, any further action is necessary or desirable to carry out the purposes of this Section 4.1, the proper officers and directors of each party to this Agreement shall use their commercially reasonable efforts to take all such action.

4.2	Agreements as to Efforts to Consummate.

Subject to the terms and conditions of this Agreement, each party agrees to use, and to cause each of its Subsidiaries to use all commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper, or advisable under applicable laws to consummate and make effective, as soon as reasonably practicable after the date of this Agreement, the contemplated transactions, including using its reasonable efforts to cause to be satisfied the conditions referred to in Article V; provided, that nothing herein shall preclude either party from exercising its rights under this Agreement.

4.3	Books and Records.

The Buyer agrees (i) to cause the Ricon Companies to hold all the books and records of the Ricon Companies existing on the Closing Date and not to destroy or dispose of any such books or records for a period of six (6) years from the Closing Date or such longer time as may be required by Law, and thereafter, if it desires to destroy or dispose of such books and records, to offer first in writing at least ninety (90) days prior to such destruction or disposal to surrender them to the Sellers’ Representative or its successors or assigns, and (ii) following the Closing Date to cause the Ricon Companies to afford the Sellers’ Representative and its successors and assigns, and their accountants and counsel, during normal business hours, upon reasonable request, at any time, reasonable access to such books, records and other data and to the employees of the Buyer and the Ricon Companies to the extent that such access may be requested for any legitimate purpose.

4.4	Public Announcements.

No press release or announcement concerning this Agreement or the transactions contemplated hereby will be issued by any party without the prior consent of the other parties, except as such release or announcement may be required by Law, in which case the party required to make the release or announcement will, to the extent practicable, allow the other party reasonable time to comment on such release or announcement in advance of such issuance and the parties shall use their commercially reasonable efforts to cause a mutually agreeable release or announcement to be issued. On the Closing Date, the parties shall issue a joint press release, which shall be reasonably acceptable to the Buyer and the Sellers.

4.5	Directors’ and Officers’ Indemnification.

Buyer shall cause the Company to indemnify each person who, prior to the Closing Date, served as an officer or director of the Company or any of the Ricon Subsidiaries to the same extent as such person is indemnified pursuant to indemnification agreements in effect, or indemnification provisions contained in the Company’s or the Ricon Subsidiaries’ Fundamental Documents, immediately prior to the Closing Date.

4.6	Trade Secrets and Confidential Information.

(a) Definitions. The following definitions shall apply to this Agreement:

(i) “Trade Secrets.” As used herein, the term “Trade Secrets“ shall mean all secret, proprietary or confidential information regarding any Person, including any and all information not generally known to, or ascertainable by, persons not employed by such Person, the disclosure or knowledge of which would permit those persons to derive actual material economic value therefrom or to cause material economic or material financial harm to such Person. Such information shall include, but not be limited to, customer lists, employee lists, vendor lists, customer order and pricing information, customer contacts, information concerning such Person’s business methods, information concerning the legal affairs of such Person and information concerning its financial affairs.

(ii) “Confidential Information.” As used herein, the term “Confidential Information“ shall mean all information regarding any Person, such Person’s activities, its business or its clients that is not generally known to persons not employed by such Person and that is not generally disclosed by such Person’s practice or authority to persons not employed by it, but that does not rise to the level of a Trade Secret. “Confidential Information” shall include, but is not limited to, sales and marketing techniques and plans, prices paid by clients, client billing information, prices paid to vendors, financial plans and data concerning such Person, and management planning information.

(iii) Notwithstanding anything to the contrary contained herein, neither “Confidential Information” nor “Trade Secrets” shall include information which (i) is or becomes available in the public domain other than as a result of a disclosure by a recipient in violation of the obligations contained in this Agreement, (ii) is in the possession of a recipient as of the date hereof, (iii) becomes available to a recipient on a non-confidential basis from a source not known by such recipient to be bound by any non-disclosure obligation, (iv) is independently developed by a recipient without violating this Agreement or (v) is required to be disclosed pursuant to Law, regulation, governmental proceeding, or stock exchange rules.

(b) Nondisclosure of Trade Secrets or Confidential Information.

(i) Each Seller covenants and agrees that for a period of five (5) years immediately following the Closing Date, it shall not make adverse use of any such Trade Secret or Confidential Information for themselves or others to the detriment of Buyer or any of its affiliates, the Parent, the Company or any other Ricon Company or any their respective affiliates, without the prior written consent of the other parties.

(c) If, at the time of enforcement of this Section 4.6, a court holds that the restrictions stated therein are unreasonable under the circumstances then existing, the parties agree that the maximum period, scope or geographical area reasonable under such circumstances shall be substituted for the stated period, scope or area. The parties hereto acknowledge that money damages would be an inadequate remedy for any breach of this Section 4.6. Therefore, in the event of a breach or threatened breach of this Section 4.6, the parties would be entitled to specific performance and/or injunctive or other relief in order to enforce, or prevent any violations of, the provisions of this Section 4.6, in addition to other rights and remedies existing in their favor.

4.7	Tax Matters.

(a) Each Seller shall indemnify the Ricon Companies and Buyer and hold them harmless from and against (without duplication), any loss, claim, liability, expense, or other damage attributable to (i) all breaches of Representations made in Section 3.1(s), (ii) all Taxes (or the non-payment thereof) of the Ricon Companies for all periods ending on or before the Closing Date and the portion through the end of the Closing Date for any taxable period that include (but does not end on) the Closing Date (“Pre-Closing Tax Period”), (iii) all Taxes of any member of an affiliated, consolidated, combined or unitary group of which the Ricon Companies (or any predecessor of any of the foregoing) is or was a member on or prior to the Closing Date, including pursuant to Treasury Regulation §1.1502-6 or any analogous or similar state, local, or foreign law or regulation, and (iv) any and all Taxes of any person (other than the Ricon Companies) imposed on the Ricon Companies as a transferee or successor, by contract or pursuant to any law, rule, or regulation, which Taxes related to an event or transaction occurring before the Closing; provided, however, that in the case of clauses (i) – (iv) above, each Seller shall be liable only to the extent that such Taxes exceed the amount, if any, reserved or accrued for such Taxes (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) [on the face of the Closing Balance Sheet (rather than in any notes thereto)].

(b) In the case of any taxable period that includes (but does not end on) the Closing Date (a “Straddle Period”), the amount of any Taxes based on or measured by income or receipts of the Ricon Companies for the Pre-Closing Tax Period shall be determined based on an interim closing of the books as of the close of business on the Closing Date (and for such purpose, the taxable period of any partnership or other pass-through entity in which the Ricon Companies hold a beneficial interest shall be deemed to terminate at such time) and the amount of other Taxes of the Ricon Companies for a Straddle Period that relates to the Pre-Closing Tax Period shall be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction the numerator of which is the number of days in the taxable period ending on the Closing Date and the denominator of which is the number of days in such Straddle Period.

(c) Buyer and Sellers shall provide such necessary information in their possession as the other may reasonably request in connection with the preparation of such other party’s Tax returns, or to respond to or contest any audit, litigation or other proceeding, prosecute any claim for refund or credit or otherwise satisfy any Law relating to Taxes of such party or its respective Affiliates. Without limiting the generality of Section 4.3, Buyer and the Parent and the Company further agree, and agree to cause the Ricon Subsidiaries, to retain all books and records reasonably relevant to Taxes of the Company relating to any taxable period before the Closing Date until the expiration of the applicable statute of limitations (including any extensions thereof, to the extent notice of such extension is provided).

(d) Subject to Section 4.12(d), neither Buyer nor any Affiliate thereof shall amend or cause to be amended any Tax Return of Parent or its Subsidiaries relating to any taxable period ending on or prior to the Closing Date. In the event any Tax authority informs Buyer, Parent or any of its Subsidiaries of any notice of proposed audit, claim, assessment or other dispute concerning an amount of Taxes that relate to a taxable period of the Parent or its Subsidiaries ending on or prior to the Closing Date, the party so informed shall promptly notify the Sellers’ Representative of such matter. The Sellers’ Representative shall control any audits, disputes, administrative, judicial or other proceedings related to Taxes of Parent and its Subsidiaries with respect to taxable periods ending on or prior to the Closing Date; provided, however, to the extent that any potential tax liability exists for which Buyer is not entitled to indemnification under this Agreement, Buyer shall have the sole right to control any controversy involving such potential tax liability but only to the extent that Buyer is not entitled to such indemnification. Neither Buyer nor any Affiliate shall agree to settle any Tax liability or compromise any claim with respect to Taxes, which settlement or compromise may affect the liability for Taxes hereunder (or right to tax benefit hereunder) of the Company or Parent (or their Subsidiaries) with respect to taxable periods ending on or prior to the Closing Date.

(e)(i) Buyer shall prepare or cause to be prepared and file or cause to be filed all Tax returns for the Ricon Companies for tax periods ended on or prior to the Closing Date consistent with the past practices of the Ricon Companies; provided, however, Buyer shall permit the Sellers ample opportunity to review and comment on each such Tax Return, and shall incorporate Sellers’ reasonable comments on such Tax Returns, prior to filing. The parties shall work together in good faith to reach an agreement on any disputed items in such Tax Returns.

(ii) Buyer shall prepare or cause to be prepared and file or cause to be filed all Tax returns for the Ricon Companies for tax periods ending after the Closing Date.

(f) The Sellers’ Representative and the Buyer shall treat, and cause their Affiliates to treat, the U.S. federal and state income tax deductions resulting from the payment obligations in cancellation of the Options with respect to the stock of the Parent described in Section 1.1(b) as deductible in the taxable period of the Parent and its Subsidiaries ending on the Closing Date, and shall not take any position inconsistent therewith. For the avoidance of doubt, the Sellers, the Parent and the Buyer shall not treat, and shall cause their Affiliates not to treat, the “next day” rule of Treas. Reg. Sec. 1.1502-76(b)(1)(ii)(B) or any similar provision of state or local Tax Law as applying to the deductions described in the previous sentence, and no elections that would result in the ratable allocation of such deductions shall be made under Treas. Reg. Sec. 1.1502-76(b)(2) or any similar provision of state or local Tax Law.

(g) Buyer and Seller further agree, upon request, to use their best efforts to obtain any certificate or other document from any governmental authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to the transactions contemplated hereby).

4.8	Environmental Permits.

It is recognized by the parties that certain Environmental Permits necessary for Buyer to operate the business of the Company and the Ricon Subsidiaries, may need to be transferred or reissued prior to the Closing. To the extent that any such Environmental Permits are required under Environmental, Health and Safety Requirements to be transferred or reissued prior to the Closing, the parties agree to use commercially reasonable efforts to effectuate transfer or reissuance of such Environmental Permits to Buyer.

4.9	Discharge of Liens and Encumbrances; Forgiveness of Baldwin Debt; Termination of Certain Agreements.

(a) Except as listed on Section 4.9 of the Disclosure Schedule, all Encumbrances, including all Encumbrances that evidence Funded Indebtedness which is to be repaid at Closing, shall be satisfied, terminated, and discharged by the Company on or prior to the Closing Date and evidence reasonably satisfactory to Buyer and its counsel of such satisfaction, termination, and discharge shall be delivered to Buyer at or prior to the Closing.

(b) On or before the Closing Date, the Parent shall have forgiven the repayment of any and all amounts outstanding (including any accrued but unpaid interest) under that certain Promissory Note dated December 13, 2002 from Baldwin to Parent and such note shall be cancelled and evidence reasonably satisfactory to Buyer and its counsel of such termination discharge shall be delivered to Buyer at or prior to the Closing.

(c) On or before the Closing Date, the Consulting Agreement, the Investment Banking Agreement and the Shareholders Agreement shall have been terminated and evidence reasonably satisfactory to Buyer and its counsel of such termination discharge shall be delivered to Buyer at or prior to the Closing.

4.10	Employee Benefits.

(a) Following the Effective Time and continuing for a period of six months thereafter, Buyer shall arrange for employees of the Ricon Companies who remain an employee of Buyer or the Ricon Companies after the Effective Time (the “Company Participants”), to receive compensation and benefits that are substantially similar in the aggregate to those in place for Company Participants immediately prior to the Effective Time (excluding any equity based compensation). Each Company Participant shall, to the extent permitted by applicable Law and applicable Tax qualification requirements, and subject to any applicable break in service or similar rule, receive service credit including for eligibility to participate, vesting and entitlement to benefits (including for purposes of vacation accrual) under employee benefit plans of Buyer for years of service with the Ricon Companies prior to the Effective Time to the same extent such service was credited under a comparable employee benefit plan of the Ricon Company (except as which would result in a duplication of benefits). If applicable, Buyer shall cause any and all pre-existing condition (or actively at work or similar) limitations, eligibility waiting periods and evidence of insurability requirements under any group health plans to be waived with respect to such Company Participants and their eligible dependents in accordance with applicable Laws and shall provide them with credit for any co-payments, deductibles, and offsets

(or similar payments) made during the plan year including the Effective Time for the purposes of satisfying any applicable deductible, out-of-pocket, or similar requirements under any employee benefit plans or programs of Buyer in which they are eligible to participate after the Effective Time. Any vacation time accrued but unused by a Company Participant as of immediately prior to the Effective Time shall be credited to such Company Participant following the Effective Time, and shall not be subject to accrual limits or other forfeiture and shall not limit future accruals.

(b) Nothing contained herein, express or implied: (i) shall be construed to establish, amend, or modify any benefit plan, program, agreement or arrangement, (ii) shall alter or limit the ability of the Buyer, the Ricon Companies, or any of their Affiliates to amend, modify or terminate any benefit plan, program, agreement or arrangement at any time assumed, established, sponsored or maintained by any of them (in each case, subject to compliance with the first sentence of this Section 4.10, the terms of any written employment agreement and the restrictions set forth in clause (iv) of this paragraph), (iii) shall be deemed to be a guarantee of employment for any Company Participant, (iv) shall restrict the right of Buyer to modify salaries and incentive compensation in a manner that is reasonably related to a Company Participant’s job performance after the Effective Time or to make any change in the scope of a Company Participant’s responsibilities after the Effective Time, is intended to confer upon any current or former employee any right to employment or continued employment for any period of time by reason of this Agreement, or any right to a particular term or condition of employment, or (iv) is intended to confer upon any Person (including employees, retirees, or dependents or beneficiaries of employees or retirees) any right as a third-party beneficiary of this Agreement, or (vi) shall restrict the right of Buyer to make changes to an individual’s employment status or compensation to the extent necessary to reflect changes in employment or market conditions.

4.11	Noncompetition.

For a period of three years after the Closing Date, no Seller shall, either directly or indirectly as a stockholder, investor, partner, or consultant, (i) design, develop, manufacture, market, sell or license any product or provide any service anywhere in the world that is competitive with any product designed, developed (or under development), manufactured, sold or licensed or any service provided by the any Ricon Company within the three-year period prior to the Closing Date or (ii) engage anywhere in the world in any business competitive with the business of the Seller as conducted as of the Closing Date or during the three-year period prior to the Closing Date. In addition, for a period of three years, none of the Sellers shall solicit the employment or services of individuals who have been managers or other employees of any Ricon Company prior to the Closing. Finally, for a period of three years after the Closing Date, no Seller shall solicit the business of any person or entity that is a customer of any Ricon Company or cause any customer or supplier of any Ricon Company to cease or reduce its business with Buyer, any Ricon Company or any of their respective affiliates.

The Sellers agree that the duration and geographic scope of the non-competition provision set forth in this Section 4.11 are reasonable. In the event that any court determines that the duration or the geographic scope, or both, are unreasonable and that such provision is to that extent unenforceable, the parties agree that the provision shall remain in full force and effect for the greatest time period and in the greatest area that would not render it unenforceable. The parties intend that this non-competition provision shall be deemed to be a series of separate covenants, one for each and every county of each and every state of the United States of America and each and every political subdivision of each and every country outside the United States of America where this provision is intended to be effective.

4.12	Section 382 Study.

(a) The parties agree that the benchmark value of the annual limitation on the usage of NOLs under Code Sections 382 and 383 shall be set at $1,868,000 (the “Benchmark Annual Limitation“) which Benchmark Annual Limitation produces an NOL value of $2,974,000 (the “Benchmark NOL Value“), which Benchmark NOL Value was calculated in accordance with the methodology set forth on Exhibit 4.12 to this Agreement.

(b) Not later than two (2) months following the Closing Date, the Sellers shall furnish the Buyer with a study (the “Study“), performed by Deloitte & Touche, LLP opining on the application of Code Sections 382 and 383 to the NOLs of the Company and its Subsidiaries. Deloitte & Touche LLP will arrive to at least a “more likely than not” level of comfort in its opinion on the application of Code Sections 382 and 383 to the NOLs of the Ricon Companies. The parties agree that, to the extent that the Study results in a determination that the annual usage limitation on NOLs under Code Sections 382 and 383 (the “Actual Usage Limitation“) is less than the Benchmark Annual Limitation, an impairment to the value of the Benchmark NOL Value exists (an “NOL Impairment“). The parties further agree that the actual value of such NOL Impairment (the “NOL Impairment Value“) shall be determined by recalculating the NOL value by applying the Actual Usage Limitation according to the methodology set forth on Exhibit 4.12 to this Agreement and subtracting it from the Benchmark NOL Value. The difference between the Benchmark NOL Value and the recalculated NOL value will be the NOL Impairment Value. The parties further agree that the amount of the NOL Impairment Value shall constitute a “Loss” with respect to which Buyer shall be entitled to indemnification pursuant to Article VI of this Agreement.

(c) For purposes of this Section 4.12, all references to “NOLs” shall be deemed to include all U.S. federal, state and local Tax net operating losses and credit carryforwards.

(d) With respect to any Tax Returns of the Ricon Companies that have not been filed prior to the conclusion of the Study, the Buyer shall prepare or cause to be prepared and file or cause to be filed such Tax Returns consistent with the results of the Study and subject to the proviso in Section 4.7(e)(i). To the extent past Tax Returns have not been filed consistent with the results of the Study, the Buyer shall prepare and file or cause to be prepared and filed amended Tax Returns of the applicable Ricon Companies on a basis consistent with the results of the Study but subject to the proviso in Section 4.7(e)(i). To the extent that any such amended Tax Returns result in any additional Tax liability, the amount of such additional Tax liability shall constitute a “Loss” with respect to which Buyer shall be entitled to indemnification pursuant to Article VI of this Agreement.

ARTICLE V

CONDITIONS OF CLOSING

5.1	Conditions to Each Party’s Obligations.

The obligations of each party to consummate the transactions contemplated by this Agreement are subject to the satisfaction of the following conditions unless waived (to the extent such conditions can be waived) by all parties hereto:

(a) Approvals. All authorizations, consents, orders or approvals of, or declarations or filings with or expiration of waiting periods imposed by, any Person or Law necessary for the consummation of the transactions contemplated hereby shall have been obtained or made or shall have occurred.

(b) Legal Action. No Order preventing the consummation of the transactions contemplated hereby shall have been issued by any court or other Governmental Authority and remain in effect.

(c) Legislation. No federal, state, local or foreign Law shall have been enacted which prohibits or materially restricts or delays the consummation of the transactions contemplated by this Agreement.

(d) Escrow Agreement. Buyer, the Sellers’ Representative and the Escrow Agent shall have entered into an escrow agreement (the “Escrow Agreement“), in form and substance satisfactory to Buyer and the Sellers’ Representative.

5.2	Conditions to Obligations of the Buyer.

The obligation of the Buyer to consummate the transactions contemplated by this Agreement is subject to the satisfaction of the following conditions, unless waived by the Buyer:

(a) Performance of Obligations of the Sellers. The Parent, the Company and the Sellers each shall have performed and complied in all material respects with all agreements and obligations and satisfied all conditions to be performed, complied with and satisfied by it under this Agreement prior to or at the Closing and Buyer shall have received certificates, dated as of the Closing Date, executed by an authorized officer of the Parent, the Company and by each Seller, to such respective effect.

(b) Officer’s Certificate. The Buyer shall have received a certificate, dated as of the Closing Date, signed by an officer of the Company and certifying as to:

(i) the Fundamental Documents of the Parent, the Company and each Ricon Subsidiary and incumbency of officers executing each of the Documents to which the Parent, the Sellers, the Company or the Ricon Subsidiaries are a party; and

(ii) resolutions of the Board of Directors of the Parent and the Company authorizing the execution, delivery and performance by the Parent and the Company of each of the Documents to which such Person is a party.

(c) Representations and Warranties. The representations and warranties set forth in Sections 3.1 and 3.2 which are qualified by materiality or material adverse effect shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date. All other representations and warranties set forth in Sections 3.1 and 3.2 shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date. The Buyer shall have received a certificate of an officer of the Company and each Seller to such effect.

(d) Stock Certificates and Option Cancellation Agreements. The Buyer shall have received from the Sellers one or more certificates representing all of the Shares free and clear of all Encumbrances, duly endorsed (or accompanied by duly executed stock powers), with signatures. In addition, the Buyer shall have received from each Optionholder a duly executed Option Cancellation and Payment Acknowledgement in the form attached to this Agreement as Exhibit 1.1(b).

(e) Material Adverse Change. There shall be no change in the assets, properties, liabilities, operations, condition or business of the Ricon Companies, taken as a whole, as would be reasonably expected to have a Material Adverse Effect.

(f) Consents. Each of the consents and approvals listed on Section 3.1(q) of the Disclosure Schedule shall have been obtained to the reasonable satisfaction of the Buyer. In addition, each Environmental Permit shall have been transferred as contemplated under Section 4.7.

(g) Pay-off Letters and Release of Liens and Encumbrances. Each lender or other third party to any Credit Agreement shall have delivered to Buyer’s reasonable satisfaction evidence of the payoff of all outstanding indebtedness under each Credit Agreement and shall have released any and all liens or other Encumbrances that such lender or other third party may have had against the Shares, any shares of capital stock of any Ricon Company or any assets or properties of the Parent or any other Ricon Company.

(h) Delivery of Documentation Under Section 4.9. Evidence of the actions required to be taken under Section 4.9 shall have been delivered to Buyer at or prior to the Closing.

(i) Resignations of Officers and Directors. Buyer shall have received the resignations of the officers and directors of each Ricon Company.

(i) Closing Documents. The Buyer shall have received copies of each Document duly executed by the Sellers, the Parent, the Company and the Ricon Subsidiaries, as applicable, and each such Document shall be in full force and effect.

(j) Tax Affidavit. The Sellers shall furnish the Buyer an affidavit, stating, under penalty of perjury, the transferor’s United States taxpayer identification number and that the transferor is not a foreign person, pursuant to Section 1445(b)(2) of the Code.

(k) Forms I-9. All Forms I-9, together with all supporting documentation contemplated by applicable Laws in connection therewith, required for employees of the Ricon Companies shall be made current and brought into compliance with applicable Laws.

5.3	Conditions to Obligations of the Sellers.

The obligation of the Sellers to consummate the transactions contemplated by this Agreement is subject to the satisfaction of the following conditions, unless waived by the Sellers’ Representative:

(a) Performance of Obligations of Buyer. Buyer shall have performed and complied in all material respects with all agreements and obligations and satisfied all conditions to be performed, complied with and satisfied by it under this Agreement prior to or at the Closing, and Sellers shall have received certificates, dated as of the Closing Date, executed by an authorized officer of Buyer, to such respective effect.

(b) Officer’s Certificate. The Company shall have received a certificate dated as of the Closing Date, signed by the Secretary of the Buyer and certifying as to:

(i) incumbency of officers executing each of the Documents to which the Buyer is a party; and

(ii) the resolutions of the Board of Directors of Buyer authorizing the execution, delivery and performance by such Person of each of the Documents to which such Person is a party.

(c) Representations and Warranties. The representations and warranties set forth in Section 3.3 which are qualified by materiality or material adverse effect shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date. All other representations and warranties set forth in Section 3.3 shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date. The Buyer shall have received a certificate of an officer of the Seller to such effect.

(d) Closing Documents. The Company shall have received copies of each Document duly executed by the Buyer, and each such Document shall be in full force and effect.

ARTICLE VI

INDEMNIFICATION

6.1	General Indemnification of the Buyer.

From and after Closing, the Sellers shall indemnify the Buyer from and against any and all Losses incurred by the Buyer or its affiliates (including the Parent, the Company and any Ricon Subsidiary from and after Closing) arising out of or resulting from:

(a) any breach of any representation or warranty in Sections 3.1 and 3.2 of this Agreement or any Document delivered by Sellers in connection herewith; and

(b) any liability resulting from any action, failure to act, or failure by the Sellers to perform any of their covenants, agreements, or obligations in this Agreement or any other Document;

(c) any claim by any Optionholder relating to any ownership interest in the Parent or any other Ricon Company or otherwise arising out of the matters set forth in Section 1.2;

(d) any claim arising out of Buyer’s disbursement of the Adjusted Purchase Price in reliance on Sellers’ Disbursement Letter;

(e) any Loss arising out of or relating to the patent infringement matter “Bourgeios v. Ricon” as further described on Section 3.1(m)(i)(B) of the Disclosure Schedule;

(f) any litigation or other adversarial legal proceeding which is brought before (i) a court of competent jurisdiction or (ii) any other decision making body to which a particular dispute is required to be submitted by the terms of the contract or other agreement giving rise to the basis for the proceeding by any third party against Buyer or any Ricon Company arising out of or based on any facts and circumstances occurring prior to the Effective Time; or

(g) the NOL Impairment Value, if any, as determined in accordance with Section 4.12 of this Agreement.

provided, however, that, Buyer shall not be entitled to indemnification for any Losses resulting from any breach or failure by the Sellers set forth this Section 6.1 in the event that the Sellers’ Representative can prove by a preponderance of the evidence that Mark Cox, Tim Logan, Pat Dugan, Todd Shingleton or David M. Seitz (i) had actual knowledge prior to the Closing of facts which clearly and obviously constitute a breach by the Company or any Seller of a representation or warranty made in this Agreement, (ii) has an actual understanding prior to the Closing that such facts constitute a breach of a representation or warranty by the Company or any Seller under this Agreement and (iii) fails to disclose such knowledge to the Company and Sellers prior to the Closing.

As used herein, “Losses“ means any and all losses, damages and expenses (including reasonable attorneys’ fees), directly arising from or in connection with any matter that is the subject of indemnification hereunder, in each case, net of (i) any amounts recovered by the indemnified party under insurance policies or other collateral sources (such as contractual indemnities of any Person which are contained outside this Agreement) purchased, acquired or in effect prior to the Closing Date, and such indemnified party hereby covenants that it will not release any such collateral sources from any obligations they may have with respect to such Loss and (ii) any Tax benefits actually realized in the form of cash, in each case, in respect of the Losses for which the indemnification payments are being made. With the exception of the amount of the NOL Impairment Value as contemplated under Sections 4.12 and 6.1(g) (the full amount of which shall be a “Loss” for purposes of this Article VI), any individual loss, damage or expense of less than $5,000 shall not be “Losses” hereunder unless the aggregate of such de minimis losses equals or exceeds $50,000, in which case all such de minimis losses (including the initially excluded losses) shall then be considered “Losses”. For the avoidance of doubt, the full amount of any NOL Impairment Value shall be considered “Losses” for purposes of this Article VI. For purposes of this de minimis exception, however, if a series of losses are related or based on a related set of facts, those losses will be added together for the purposes of counting the value of the loss.

6.2	Special Indemnification of the Buyer.

From and after the Closing, solely through the Special Indemnification Escrow Amount, the Sellers shall indemnify the Buyer for the following amounts (which shall be deemed to constitute “Losses” under this Agreement):

(a)(I) the aggregate dollar amount of accounts receivable reflected on the Closing Balance Sheet the balance of which (or any portion thereof) has not been actually collected in cash by the Company on the twelve (12) month anniversary of the Closing Date, less (II) the lesser of (A) the amount of the reserve for uncollectible accounts reflected on the Closing Balance Sheet or (B) $518,000 (the result being referred to herein as the “Uncollected A/R Indemnification Amount”); and

(b)(I) the aggregate dollar amount of warranty expense based on written third party claims actually made to, and recorded by the Company during, the twelve-month period following the Closing Date for Company products manufactured and sold prior to the Effective Time, as determined in accordance with the Company’s warranty policy in existence immediately prior to the Effective Time, as historically and consistently applied during the twelve-month period following the Closing Date, less (II) the lesser of (A) the amount of the reserve for warranty expense reflected on the Closing Balance Sheet or (B) $450,000 (the result being referred to herein as the “Warranty Expense Indemnification Amount”).

6.3	Indemnification of Sellers.

From and after Closing, the Buyer and the Company shall indemnify and hold harmless the Sellers against any and all Losses incurred by the Sellers or their Affiliates (excluding the Parent and Company from and after the Closing) arising out of or resulting from:

(a) any breach of any representation or warranty made by the Buyer in Section 3.3 of this Agreement or any other Document; and

(b) any liability arising after Closing and resulting from any action, failure to act, or failure to perform any covenants, agreements or obligations of or by the Parent, the Company, the Ricon Subsidiaries or the Buyer under this Agreement or any other Document after the Closing.

6.4	Determination of Indemnification Amounts; Limitations; Escrow.

(a) Subject to the exceptions below, the Buyer shall not be entitled to indemnification pursuant to Section 6.1 of this Agreement: (i) in respect of any Losses unless and until (and then shall be entitled to such indemnification only to the extent that) the aggregate amount of all such Losses exceeds $500,000 (the “General Indemnity Basket“); and (ii) in respect of any Losses to the extent that all Losses exceed, in the aggregate, the General

Indemnification Escrow Amount of $5,513,000 (the “General Indemnity Cap“). The limitations included in the General Indemnity Basket shall not apply to any Losses under Section 6.1(c), (d), (e) and (g) or fraud or intentional misrepresentation and the limitations included in the General Indemnity Cap shall not apply to any Losses under Sections 6.1(c) and (d) or fraud or intentional misrepresentation. Other than in the case of fraud or intentional misrepresentation, or any claim based on a breach of representation and warranty relating to title to the Shares, any other liability under Section 6.1 shall be satisfied to the extent of the General Indemnity Cap exclusively out of the General Indemnification Escrow Amount as provided in the Escrow Agreement.

(b) Subject to the exceptions below, the Buyer shall not be entitled to indemnification pursuant to Section 6.2 of this Agreement in respect of any amounts which would otherwise be payable to the Buyer pursuant to Section 6.2 to the extent that such amounts exceed, in the aggregate, the Special Indemnification Escrow Amount of $1,000,000 (the “Special Indemnity Cap“). The limitations included in the Special Indemnity Cap shall not apply to fraud or intentional misrepresentation. Other than in the case of fraud or intentional misrepresentation, any liability under Section 6.2 shall be satisfied to the extent of the Special Indemnity Cap exclusively out of the Special Indemnification Escrow Amount as provided in the Escrow Agreement.

(c) Upon determination of a Loss that is binding on the Sellers and for which the Buyer is entitled to indemnification hereunder (an “Indemnification Claim“), the amount of such Loss shall be paid solely from the Escrow Amount. Upon determination of the Loss that is binding upon the Buyer and for which Sellers and Optionholders are entitled to indemnification hereunder (a “Seller Indemnification Claim“), the amount of such Loss shall be paid by wire transfer of immediately available funds within ten (10) days of the date such amount is determined.

(d) Notwithstanding anything to the contrary in this Agreement, other than in the case of fraud or intentional misrepresentation, the aggregate liability of Buyer for all claims pursuant to this Agreement based on a breach of representation and warranty shall be limited to an amount equal to the initial balance of the Escrow Amount.

(e) For those uncollected accounts receivable and warranty claims subject to reimbursement from the Special Indemnification Escrow Amount under Section 6.2, Buyer covenants to use commercially reasonable efforts to: (i) collect the accounts receivable of the Company and it’s Subsidiaries, and (ii) apply the Company’s warranty policy in accordance with its terms. From the Effective time until the Special Indemnification Expiration Date, upon request by Sellers’ Representative, Buyer shall provide status reports and other documentation related to such uncollected accounts receivable and warranty claims, but in no event shall Buyer be required to provide such reports or documentation more often than once every ninety (90) days; provided, however, that a final status report and other documentation related to the uncollected accounts receivable and warranty claims outstanding as of the Special Indemnification Expiration Date shall be delivered to the Sellers’ Representative within 10 business days after the Special Indemnification Expiration Date (the “Final Report“). Upon receipt of such Final Report, Buyer and the Sellers’ Representative shall, at the expense of the Sellers’ Representative, mutually select a third party debt collector who shall be engaged to use commercially reasonable efforts to collect the uncollected accounts receivable reflected on the Final Report.

(f) For any claims for Losses arising under Sections 6.1(e) and 6.1(f) which are subject to reimbursement from General Indemnification Escrow Amount, the Buyer covenants to use commercially reasonable efforts to cause the Company to: (i) first pursue and enforce any remedies it may have with regard to recovering any Losses from third parties, and (ii) seek full recovery of all Losses under any applicable insurance policy. The Buyer agrees to defend any such claim to the same extent as it would if the Loss were not subject to indemnification; provided, however, that Buyer agrees to permit Bill Baldwin to use commercially reasonable efforts to settle the patent infringement matter “Bourgeois v. Ricon” as further described on Section 3.1(m)(i)(b) of the Disclosure Schedule, the settlement terms of which shall be consented to by Buyer, which consent shall not be unreasonably withheld. To the extent the Company has determined that it is not commercially reasonable to pursue recovery of all or part of the Losses from a third party or insurer , then Buyer shall cause the Company to assign, on a non-recourse basis and without any representation or warranty, such of the Company’s rights, if any, to the Sellers’ Representative so as to allow the Sellers’ Representative to proceed against such third party or insurer to recover, for the benefit of Seller, the amount of any unrecovered Loss.

(g) In the event Buyer, Parent or any of its Subsidiaries receive any insurance proceeds with respect to Losses for which the Buyer has made a claim pursuant to Sections 6.1 or 6.2, the claim shall be reduced by an amount equal to such insurance proceeds received by Buyer, Parent, or any of its Subsidiaries. If such insurance proceeds are actually received by Buyer, Parent or any of its Subsidiaries after the date on which Buyer receives proceeds from the Escrow Account or from the Sellers pursuant to this Article VI, Buyer shall, no later than thirty (30) days after the receipt of such insurance proceeds, reimburse the Sellers and Optionholders in an amount equal to such insurance proceeds (but in no event in an amount greater than the Losses previously paid to such party) less any deductible actually paid by Buyer and all actual costs reasonably incurred by Buyer in obtaining such insurance proceeds.

6.5	Survival.

Except as provided below, the representations and warranties contained in this Agreement and the indemnification obligations found in Sections 6.1(c), (d), (e) and (f) shall survive Closing until the date which is eighteen (18) months after the Closing Date (the “Indemnification Period“). Any representation and warranty relating to title to the Shares shall survive indefinitely. All covenants and other agreements shall survive the Closing without limitation by time, and the Buyer shall be entitled to indemnification hereunder pursuant to Section 6.1(b) and the Sellers shall be entitled to indemnification hereunder pursuant to Section 6.3(b) until the relevant covenant, agreement or obligation shall expire. The Buyer’s right to indemnification under Section 6.2 shall survive the Closing for a period of twelve (12) months following the Closing Date (the “Special Indemnification Expiration Date“) at which time any of the Special Indemnification Escrow Amount that has not been released to the Buyer pursuant to the Escrow Agreement or which is not subject to an unresolved claim for indemnification (for which the Buyer has provided notice to the Sellers’ Representative) shall be released to the Sellers and Optionholders according to the terms of the Escrow Agreement.

6.6	Procedures for Making Claims.

(a) If a party entitled to indemnification hereunder (the “Indemnitee”) shall claim to have suffered a Loss for which indemnification is available, the Indemnitee shall notify in writing (i) the Sellers’ Representative, if the Indemnitee is any Person entitled to indemnification under Sections 6.1 or 6.2, or (ii) the Company, if the Indemnitee is any Person entitled to indemnification under Section 6.3 (in each case, as applicable, the “Indemnitor”), of such claim as promptly as practicable, which written notice shall describe the nature of such claim, the facts and circumstances that give rise to such claim and the amount of such claim if reasonably ascertainable at the time such claim is made (or if not then reasonably ascertainable, the maximum amount of such claim reasonably estimated by the Indemnitee). In the case of a claim by Buyer, such written notice shall be provided by the Indemnitee to the Sellers’ Representative, with a copy provided to the Escrow Agent. In the event that within thirty (30) days after the receipt by the Indemnitor of such a written notice from the Indemnitee, the Indemnitee shall not have received from the Indemnitor a written objection to such claim, such claim shall be conclusively presumed and considered to have been assented to and approved by the Indemnitor following receipt by the Indemnitor (and, in the case of a claim by the Buyer, the Escrow Agent) of a written notice from the Indemnitee to such effect. No Indemnitee shall be entitled to indemnification under Section 6.1 unless it shall have given the Indemnitor written notice of the Losses for which it seeks indemnification on or before the 18 month anniversary of the Closing Date or the applicable survival date. No Indemnitee shall be entitled to indemnification under Section 6.2 unless it shall have given the Indemnitor written notice of such claim for indemnification on or before the 12 month anniversary of the Closing Date.

(b) Failure of the Indemnitee to give the Indemnitor notice as provided herein shall not relieve the Indemnitor of its obligations hereunder except to the extent that the Indemnitor is materially and irreparably prejudiced thereby. In case any Litigation shall be commenced against any Indemnitee by a third party, the Indemnitor shall be entitled to participate in such Litigation and, at its option, assume the defense thereof with counsel reasonably satisfactory to the Indemnitee, at the Indemnitor’s sole expense, provided, however, that the Indemnitor shall not have the right to assume the defense of any Litigation if the Indemnitee shall have one or more legal or equitable defenses available to it, him or her which are different from or in addition to those available to the Indemnitor, and, in the reasonable opinion of counsel for the Indemnitee, counsel for the Indemnitor could not adequately represent the interests of the Indemnitee because such interests could be in conflict with those of the Indemnitor. If the Indemnitor shall assume the defense of any Litigation, the Indemnitee shall be entitled to participate in any Litigation at its expense, and the Indemnitor shall not settle such Litigation without the Indemnitee’s approval (which shall not be unreasonably withheld or delayed).

(c) If within the thirty (30) day period described in paragraph (a) above the Indemnitee (and, in the case of claim by the Buyer, the Escrow Agent) shall have received from the Indemnitor a written notice setting forth the Indemnitor’s objections to such claim and the Indemnitor’s reasons for such objection, then the parties (including the Sellers’ Representative) shall negotiate in good faith for a period of ten (10) business days from the date the Indemnitee receives such objection (such period is hereinafter referred to as the “Negotiation Period“). After the Negotiation Period, if the parties still cannot agree on the claim, the parties shall be entitled to seek any remedies that they may have at law or in equity.

(d) Upon determination of the amount of a claim that is binding on both the Indemnitor and the Indemnitee, the amount of such claim shall be paid within ten (10) business days of the date such amount is determined. If the Indemnitor responsible for payment of such claim is Buyer, such payment shall be made by wire transfer to the Sellers’ Representative. If the Indemnitor responsible for payment of such claim is a Seller, such payment shall be made by wire transfer by the Escrow Agent to an account designated by the Buyer in accordance with the terms of the Escrow Agreement.

6.7	Exclusive Remedy.

Except for breaches of Sections 1.3, 4.1(a), 4.3 and 4.5 (in which cases specific performance and/or the remedies set forth therein shall be the sole and exclusive remedies for the Buyer and the Sellers) and except for the case of fraud or intentional misrepresentation and any claim based on a breach of representation and warranty relating to title to the Shares, indemnification pursuant to Article VI and recourse by the disbursement of funds through the Escrow Agreement shall be the sole and exclusive remedy of the Buyer with respect to claims covered by this Article VI or otherwise relating to the Contemplated Transactions.

ARTICLE VII

TERMINATION

7.1	Termination of Agreement.

(a) Termination by Lapse of Time. This Agreement shall terminate and the Contemplated Transactions abandoned at any time prior to the Closing at 5:00 p.m., Eastern Time, on June 1, 2007, if the transactions contemplated hereby have not been consummated, unless such date is extended by the written consent of the Parent, the Company, the Buyer and the Sellers’ Representative; provided, however that unless the Sellers’ Representative elects to terminate the Agreement in its sole discretion following such termination date, this Agreement shall not terminate on such date if failure to obtain the consents required in Section 4.1(a) has been the primary reason the Contemplated Transactions have not been consummated by such date.

(b) Termination by Agreement of the Parties. This Agreement may be terminated by the mutual written agreement of the Parent, the Company, the Buyer and the Sellers’ Representative.

(c) Termination by Buyer for Breach. This Agreement may be terminated by the Buyer if at any time prior to the Closing there shall occur a breach of any of the representations, warranties or covenants of the Company or the Sellers or the failure of the Company or the Sellers to perform any condition or obligation hereunder, except for any such breaches or failures that would not reasonable be expected to have a Material Adverse Effect.

(d) Termination by Sellers’ Representative or Parent or Company for Breach. This Agreement may be terminated by the Parent, the Company or the Sellers’ Representative if

at any time prior to the Closing there shall occur a breach of any of the representations, warranties or covenants of the Buyer or the failure by the Buyer to perform any condition or obligation hereunder.

(e) Extension; Waiver. At any time prior to the Closing Date, the parties hereto, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties of the other parties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valued only if set forth in a written instrument signed on behalf of such party. The failure of any part to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

(f) Availability of Remedies at Law. In the event of termination of this Agreement as provided in this Article VII, this Agreement shall immediately become void and there shall be no liability or obligation on the part of Buyer, the Parent, the Company or any of the Sellers to consummate the transactions provided for herein; provided, however, that (i) no such termination shall relieve any party hereto from liability for damages arising out of or with respect to the breach of this Agreement by such party prior to such termination and (ii) the confidentiality provisions of Section 4.6 hereof shall remain in full force and effect and survive any termination of this Agreement.

ARTICLE VIII

MISCELLANEOUS

8.1	Interpretive Provisions; Certain Definitions.

(a) Whenever used in this Agreement, “to the Company’s knowledge or Knowledge“ or “to knowledge or Knowledge of the Company” shall mean the actual knowledge after due inquiry of each of William Baldwin, Andreas Boch, Bill Hinze, Keith Nippes, Oscar Pardinas, Stanton Saucier, Mark Fisher, Christopher Schmitt and Kevin Trudeau.

(b) The use in this Agreement of the term “including” means “including, without limitation.” The words “herein,” “hereof,” “hereunder” and other words of similar import refer to this Agreement as a whole, including the Schedules and Exhibits, and not to any particular section, subsection, paragraph, subparagraph or clause contained in this Agreement. All references to Articles, Sections, Schedules, Disclosure Schedules and Exhibits mean the Articles or Sections of this Agreement and the Schedules and Exhibits attached to this Agreement, except where otherwise stated. The title of and the section and subsection headings in this Agreement are for convenience of reference only and shall not govern or affect the interpretation of any of the terms or provisions of this Agreement. The use herein of the masculine, feminine or neuter forms shall also denote the other forms and any reference to the singular or plural shall include the other, in each case unless the context otherwise requires. The use herein of the word “or” shall not be exclusive.

(c) Unless expressly provided otherwise, the measure of a period of one month or year for purposes of this Agreement shall be that date of the following month or year corresponding to the starting date, provided that if no corresponding date exists, the measure shall be that date of the following month or year corresponding to the next day following the starting date. For example, one month following February 18th is March 18th, and one month following March 31 is May 1.

8.2	Expenses; Transfer Taxes.

(a) Except as otherwise expressly provided in this Agreement, all costs and expenses, including all legal and accounting fees and expenses, incurred in connection with this Agreement and each of the other Documents and the transactions contemplated hereby and thereby shall be paid by the parties incurring such expenses.

(b) All transfer, documentary, sales, use, registration, value-added and other similar Taxes (including all applicable real estate transfer Taxes and real property gains Taxes and including any filing or recording fees) and related amounts (including any penalties, interest and additions to Tax) incurred in connection with the Documents and the transactions contemplated thereby (“Transfer Taxes“) shall be paid equally by Buyer and Sellers. Each party shall use reasonable efforts to avail itself of any available exemptions from any such Transfer Taxes, and to cooperate with the other parties in providing any information and documentation that may be necessary to obtain such exemptions. Any fees or expenses owed to the Escrow Agent shall also be paid jointly by Buyer and Sellers.

8.3	Entire Agreement; Amendment.

(a) This Agreement, the other Documents and the Exhibits and Schedules attached hereto and thereto contain the entire agreement among the parties with respect to the transactions contemplated hereby and supersede all prior agreements and understandings among the parties with respect thereto.

(b) This Agreement shall not be altered or otherwise amended except pursuant to an instrument in writing signed by the Sellers, the Parent, the Company, and the Buyer.

8.4	Severability.

It is the desire and intent of the parties hereto that the provisions of this Agreement be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, if any particular provision of this Agreement shall be adjudicated by a court of competent jurisdiction to be invalid, prohibited or unenforceable for any reason, such provision, as to such jurisdiction, shall be ineffective, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction. Notwithstanding the foregoing, if such provision could be more narrowly drawn so as not to be invalid, prohibited or unenforceable in such jurisdiction, it shall, as to such jurisdiction, be so narrowly drawn, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

8.5	Notices.

All notices or other communications which are required hereunder or otherwise delivered in connection herewith shall be in writing and shall be deemed to have been duly given if delivered personally or if sent by nationally-recognized overnight courier, by facsimile, or by registered or certified mail, postage prepaid, return receipt requested, addressed as follows:

if to the Buyer, to:

Westinghouse Air Brake Technologies Corporation

1001 Air Brake Avenue

Wilmerding, PA 15148

Attention: Legal Department

Facsimile: (412) 825-1305

Telephone: (412) 825-1142

with a copy to:

Reed Smith LLP

435 Sixth Avenue

Pittsburgh, Pennsylvania 15219

Attention: David L. DeNinno

Facsimile: (412) 288-3063

Telephone: (412) 288-3214

if to the Sellers or to the Sellers’ Representative, to:

CGW Southeast Partners IV, L.P.

Twelve Piedmont Center, Suite 210

Atlanta, GA 30305

Attention: Michael Long

Facsimile: 404-816-3258

Telephone: 404-816-3255

with a copy to:

Alston & Bird LLP

One Atlantic Center

1201 West Peachtree Street

Atlanta, GA 30309

Attention: Teri Lynn McMahon, Esq.

Facsimile: 404-253-8190

Telephone: 404-881-7266

or to such other address as any party to whom notice is to be given may have furnished to the other parties in writing in accordance herewith. Any such notice or communication shall be deemed to have been received (a) in the case of personal delivery, on the date of delivery, (b) in the case of a nationally-recognized overnight courier, the next day after being sent, (c) in the case of facsimile transmission, when confirmation of delivery is received, and (d) in the case of mailing, on the fifth business day following that on which the piece of mail containing such communication is posted.

8.6	Counterparts.

This Agreement may be executed in any number of counterparts, and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute one and the same agreement.

8.7	Governing Law.

THIS AGREEMENT WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE DOMESTIC LAWS OF THE STATE OF DELAWARE, WITHOUT GIVING EFFECT TO ANY CHOICE OF LAW OR CONFLICTING PROVISION OR RULE (WHETHER OF THE STATE OF DELAWARE OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF DELAWARE TO BE APPLIED. IN FURTHERANCE OF THE FOREGOING, THE INTERNAL LAWS OF THE STATE OF DELAWARE WILL CONTROL THE INTERPRETATION AND CONSTRUCTION OF THIS AGREEMENT, EVEN IF UNDER SUCH JURISDICTION’S CHOICE OF LAW OR CONFLICT OF LAW ANALYSIS, THE SUBSTANTIVE LAW OF SOME OTHER JURISDICTION WOULD ORDINARILY APPLY.

EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT IT MAY LEGALLY AND EFFECTIVELY DO SO, TRIAL BY JURY IN ANY SUIT, ACTION OR PROCEEDING ARISING HEREUNDER.

8.8	Consent to Jurisdiction and Service of Process.

(a) EACH OF THE PARTIES HEREBY:

(i) IRREVOCABLY SUBMITS TO THE JURISDICTION OF THE STATE OR FEDERAL COURTS LOCATED IN THE STATE OF DELAWARE FOR THE PURPOSES OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE OTHER DOCUMENTS OR THE SUBJECT MATTER HEREOF OR THEREOF AND BROUGHT BY ANY OTHER PARTY;

(ii) WAIVES AND AGREES NOT TO ASSERT, BY WAY OF MOTION, AS A DEFENSE OR OTHERWISE, IN ANY SUCH ACTION OR PROCEEDING, ANY CLAIM THAT (A) IT IS NOT PERSONALLY SUBJECT TO THE JURISDICTION OF SUCH COURTS, (B) THE ACTION OR PROCEEDING IS BROUGHT IN AN INCONVENIENT FORUM OR (C) THE VENUE OF THE ACTION OR PROCEEDING IS IMPROPER; AND

(iii) AGREES THAT, NOTWITHSTANDING ANY RIGHT OR PRIVILEGE IT MAY POSSESS AT ANY TIME, SUCH PARTY AND ITS PROPERTY ARE AND SHALL BE GENERALLY SUBJECT TO SUIT ON ACCOUNT OF THE OBLIGATIONS ASSUMED BY IT HEREUNDER.

(b) EACH PARTY AGREES THAT SERVICE IN PERSON OR BY CERTIFIED OR REGISTERED MAIL TO ITS ADDRESS SET FORTH IN SECTION 8.5 SHALL CONSTITUTE VALID IN PERSONAM SERVICE UPON SUCH PARTY AND ITS SUCCESSORS AND ASSIGNS IN ANY ACTION OR PROCEEDING WITH RESPECT TO ANY MATTER AS TO WHICH IT HAS SUBMITTED TO JURISDICTION HEREUNDER AND THAT SUCH PROCESS MAY BE SERVED ON ANY PARTY ANYWHERE IN THE WORLD.

(c) EACH PARTY HEREBY ACKNOWLEDGES THAT THIS IS A COMMERCIAL TRANSACTION, THAT THE FOREGOING PROVISIONS FOR CONSENT TO JURISDICTION AND SERVICE OF PROCESS HAVE BEEN READ, UNDERSTOOD AND VOLUNTARILY AGREED TO BY EACH PARTY AND THAT BY AGREEING TO SUCH PROVISIONS EACH PARTY IS WAIVING IMPORTANT LEGAL RIGHTS.

8.9	Benefits of Agreement.

All of the terms and provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Anything contained herein to the contrary notwithstanding, this Agreement shall not be assignable by the Sellers without the consent of the Buyer or by the Buyer without the consent of the Sellers.

8.10	No Third Party Beneficiaries.

Except as expressly set forth herein (including, without limitation, Section 4.5), nothing in this Agreement shall confer any rights upon any Person other than the parties hereto and there respective heirs, successors and permitted assigns. For the avoidance of doubt, the United Kingdom Contracts (Rights of Third Parties) Act of 1999 shall not apply to this Agreement.

8.11	Further Assurances.

From and after the date of this Agreement, upon the request of any party hereto, the other parties shall execute and deliver such instruments, documents or other writings as may be reasonably necessary to carry out and to effectuate fully the intent and purposes of this Agreement.

* * * * *

IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on the day and year first written above.

WESTINGHOUSE AIR BRAKE TECHNOLOGIES CORPORATION

By:	/s/ R. Mark Cox
Name:	R. Mark Cox
Title:	Vice President, Corporate Development

RICON ACQUISTION CORP.

By:	/s/ William L. Baldwin
Name:	William L. Baldwin
Title:	President, CEO

RICON CORP.

By:	/s/ William L. Baldwin
Name:	William L. Baldwin
Title:	President, CEO

CGW SOUTHEAST PARTNERS IV, L.P.
By:	CGW Southeast IV, L.L.C., its General Partner
By:	CGW, Inc., its Manager

/s/ Michael D. Long
Name:	Michael D. Long
Title:	Vice President

WILLIAM L. BALDWIN

/s/ William L. Baldwin